EXHIBIT 10.32


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                           SECOND AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

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                 JEH/EAGLE SUPPLY, INC., EAGLE SUPPLY, INC. and

                                 JEH/EAGLE, L.P.
                                  AS BORROWERS,

                            FLEET CAPITAL CORPORATION
                                    AS AGENT,

                                       AND

                      GENERAL ELECTRIC CAPITAL CORPORATION
                             AS DOCUMENTATION AGENT,

                                       AND

                The Financial Institutions identified in Annex I,
                                   AS LENDERS

                           DATED AS OF MARCH 10, 2004

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                                TABLE OF CONTENTS
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                                                                        PAGE NO
                                                                        -------
SECTION 1.            C REDIT FACILITY......................................2
         1.1          Revolving Credit Loans................................2
         1.2          Term Loan.............................................3
         1.3          Letters of Credit; LC Guaranties......................3
SECTION 2.            INTEREST, FEES AND CHARGES............................4
         2.1          Interest..............................................4
         2.2          Letter of Credit and LC Guaranty Fees.................5
         2.3          Collateral Monitoring Fee.............................6
         2.4          Closing Fee...........................................6
         2.5          Unused Availability Fee...............................6
         2.6          Audit and Appraisal Fees..............................6
         2.7          Overadvance Fee.......................................6
         2.8          Capital Adequacy Change...............................7
         2.9          Reimbursement of Expenses.............................8
         2.10         Bank Charges..........................................8
         2.11         Confirmation of Existing Indebtedness.................8
SECTION 3.            LOAN ADMINISTRATION...................................9
         3.1          Manner of Borrowing Revolving Credit Loans............9
         3.2          Payments.............................................12
         3.3          Prepayments..........................................13
         3.4          Application of Payments and Collections..............13
         3.5          All Loans to Constitute One Obligation...............14
         3.6          Loan Account.........................................14
         3.7          Statements of Account................................14
SECTION 4.            TERM AND TERMINATION.................................14
         4.1          Term of Agreement....................................14
         4.2          Termination..........................................14
SECTION 5.            SECURITY INTERESTS...................................15
         5.1          Security Interest in Collateral......................15
         5.2          Other Collateral.....................................16
         5.3          Lien Perfection; Further Assurances..................17
         5.4          Key Man Life Insurance...............................17
SECTION 6.            COLLATERAL ADMINISTRATION............................17
         6.1          Location of Collateral...............................17
         6.2          Insurance of Collateral..............................17
         6.3          Protection of Collateral.............................18
         6.4          Administration of Accounts...........................18
         6.5          Administration of Inventory..........................19
         6.6          Records and Schedules of Equipment...................20
         6.7          Payment of Charges...................................20

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SECTION 7.            REPRESENTATIONS AND WARRANTIES.......................20
         7.1          General Representations and Warranties...............20
         7.2          Continuous Nature of Representations and Warranties..25
         7.3          Survival of Representations and Warranties...........25
SECTION 8.            COVENANTS AND CONTINUING AGREEMENTS..................26
         8.1          Affirmative Covenants................................26
         8.2          Negative Covenants...................................28
         8.3          Specific Financial Covenants.........................32
SECTION 9.            CONDITIONS PRECEDENT.................................32
         9.1          Documentation........................................33
         9.2          No Default...........................................34
         9.3          Other Loan Documents.................................34
         9.4          No Litigation........................................34
SECTION 10.           EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT....34
         10.1         Events of Default....................................34
         10.2         Acceleration of the Obligations......................37
         10.3         Other Remedies.......................................37
         10.4         Payments after an Event of Default...................38
         10.5         Remedies Cumulative; No Waiver.......................39
SECTION 11.           AGENT................................................39
         11.1         Appointment and Authorization........................39
         11.2         General Immunity.....................................39
         11.3         Consultation with Counsel............................40
         11.4         Documents............................................40
         11.5         Rights as a Lender...................................40
         11.6         Responsibility of Agent..............................40
         11.7         Collections and Disbursements........................40
         11.8         Indemnification......................................41
         11.9         Expenses.............................................41
         11.10        No Reliance..........................................42
         11.11        Reporting............................................42
         11.12        Removal of Agent.....................................42
         11.13        Action on Instructions of Lenders....................42
         11.14        Several Obligations..................................43
         11.15        Consent of Lenders...................................43
         11.16        Participations and Assignments.......................44
         11.17        Borrowers' Consent...................................44
SECTION 12.           MISCELLANEOUS........................................44
         12.1         Power of Attorney....................................44
         12.2         Indemnity............................................45
         12.3         Modification of Agreement; Sale of Interest..........45
         12.4         Severability.........................................46
         12.5         Successors and Assigns...............................46
         12.6         Cumulative Effect, Conflict of Terms.................46
         12.7         Execution in Counterparts............................46

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         12.8         Notice...............................................46
         12.9         Lender's Consent.....................................47
         12.10        Credit Inquiries.....................................48
         12.11        Time of Essence......................................48
         12.12        Entire Agreement.....................................48
         12.13        Interpretation.......................................48
         12.14        GOVERNING LAW; CONSENT TO FORUM......................48
         12.15        WAIVERS BY BORROWERS.................................49
         12.16        Parties to Act in a Commercially Reasonable Manner...49
SECTION 13.           SPECIAL INTER-BORROWER AND GUARANTOR PROVISIONS......49
         13.1         Certain Borrower and Guarantor Acknowledgments
                        and Agreements.....................................49
         13.2         Maximum Amount Of Joint and Several Liability........50
         13.3         Authorization of Guarantor by Borrowers..............50

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                           SECOND AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

     THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of this 10th day of March, 2004, by and among the lending institutions listed in Annex I attached hereto and incorporated herein by reference (each a "Lender" and collectively, "Lenders"), FLEET CAPITAL CORPORATION, a Rhode Island corporation with an office at 200 Glastonbury Blvd., Glastonbury, Connecticut 06033, as agent for Lenders (in such capacity, "Agent"), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as documentation agent for Lenders (in such capacity, "Documentation Agent") and JEH/EAGLE SUPPLY, INC., a Delaware corporation with its executive office and principal place of business at 122 East 42nd Street, Suite 1618, New York, NY 10168 ("JEH"), EAGLE SUPPLY, INC., a Florida corporation with its executive office and principal place of business at 122 East 42nd Street, Suite 1618, New York, NY 10168 ("Eagle"), and JEH/EAGLE, L.P., a Texas limited partnership with its executive office and principal place of business at 122 East 42nd Street, Suite 1618, New York, NY 10168 ("Eagle LP" and collectively with JEH and Eagle, referred to as the "Borrowers" and sometimes, each individually is also referred to as "Borrower"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

                                   BACKGROUND

     A. On or about December 23, 1994, Fleet Capital Corporation ("FCC") and Eagle entered into a certain Loan and Security Agreement (as amended from time to time, the "Eagle Supply Loan Agreement") and certain related agreements, instruments and documents, including, but not limited to, a revolving credit note, a term note, an equipment note and a guaranty agreement, to evidence the obligation of Eagle Supply, Inc. to repay an original maximum amount of $7,500,000 thereunder.

     B. On or about July 8, 1997, FCC and JEH entered into a certain Loan and Security Agreement (as amended from time to time, the "JEH Loan Agreement") and certain related agreements, instruments and documents, including, but not limited to a revolving credit note, a term note, an equipment note and a guaranty agreement, to evidence the obligation of JEH/Eagle Supply, Inc. to repay an original maximum amount of $20,000,000 thereunder.

     C. On or about October 22, 1998, FCC and MSI/Eagle Supply, Inc. entered into a certain Loan and Security Agreement (as amended from time to time, the "MSI Loan Agreement") and certain related agreements, instruments and documents, including, but not limited to a revolving credit note, a term note, and equipment term note and a guaranty agreement, to evidence the obligation of MSI/Eagle Supply, Inc. to repay an original maximum amount of $9,075,000 thereunder. On or about May 31, 2000 MSI/Eagle Supply, Inc. and JEH merged, with JEH remaining as the surviving entity.

     D. On or about June 20, 2000, FCC, JEH and Eagle entered into a certain Amended, Restated and Consolidated Loan and Security Agreement (as amended from time to time, the "Consolidated Loan Agreement") and certain related agreements, instruments and documents, including, but not limited to, a revolving credit note, a term note, and an equipment term note to

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evidence the obligation of JEH and Eagle to repay an original maximum amount of
$44,975,000 thereunder.

     E. As of July 1, 2000, Eagle LP joined as a Borrower under the Consolidated Loan Agreement pursuant to that certain Joinder to Amended, Restated and Consolidated Loan and Security Agreement by among FCC, JEH, Eagle and Eagle LP.

     F. The parties have agreed to amend and restate the Amended, Restated and Consolidated Loan and Security Agreement and certain of the other Existing Loan Documents or the terms and conditions set forth herein, and in connection therewith, the parties have agreed that, as set forth in Annex I hereto, General Electric Capital Corporation is also to become a Lender and Documentation Agent hereto.

     G. Borrowers continue in the business of selling roofing supplies, masonry supplies and related products to both residential and contractor customers. Borrowers wish, from time to time, to obtain advances from Lenders up to the Total Credit Facility. Lenders are willing to continue to make loans and grant extensions of credit to Borrowers under the terms and provisions hereinafter set forth.

SECTION 1. CREDIT FACILITY

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to Sixty Million Dollars ($60,000,000) available upon Borrowers' request therefor, as follows:

     1.1 Revolving Credit Loans.
         -----------------------

         1.1.1 Loans and Reserves. Each Lender agrees severally, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time, as requested by Borrowers in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to such Lender's Pro Rata Percentage of the Borrowing Base at such time less reserves, if any. No Lender's portion of the Loans shall at any time exceed its respective Pro Rata Share. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this subsection 1.1.1, including, without limitation, with respect to: (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrowers' business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory;
(iv) other sums chargeable against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement; (v) amounts owing by Borrowers to any Person to the extent secured by a Lien (other than a Permitted Lien) on, or trust over, any Collateral of Borrowers; and (vi) such other matters, events, conditions or contingencies as to which Lender, in its sole credit judgment, determines reserves should be established from time to time hereunder.

         1.1.2 Overadvance. Lenders may in their sole discretion and upon their unanimous agreement, make Revolving Credit Loans to Borrowers as requested by Borrowers in accordance with the terms of subsection 3.1.1 hereof at a time when the unpaid balance of Revolving

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Credit Loans exceeds, or would exceed with the making of any such Revolving
Credit Loan, the Borrowing Base (any such loan being herein referred to individually as an "Overadvance" and collectively as "Overadvances") (including any requested seasonal Overadvance facility in an amount up to Two Million Dollars ($2,000,000) during the time period beginning on December 31 and ending on March 31 of any year). All Overadvances shall be repaid on demand, shall be secured by all of the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Base Rate Loans.

         1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used for Borrowers' general working capital needs in a manner consistent with the provisions of this Agreement and applicable law.

     1.2 Term Loan. The Equipment Term Loan and the Acquisition Term Loan each as defined under the Existing Loan Documents are hereby consolidated and reset into the Term Loan in the principal amount of $703,900. Each Lender shall be deemed to have advanced to Borrowers an amount equal to its Pro Rata Percentage of the Term Loan, which shall be repaid in successive monthly installments in accordance with the terms of the Second Amended, Restated and Consolidated Term Note ("Term Note"). Each monthly installment shall be due and payable on the first day of each month, commencing on April 1, 2004, followed by a final installment which shall be due and payable on the earlier to occur of January 1, 2005, termination of this Agreement or acceleration of the Obligations hereunder. The Term Loan shall be secured by all of the Collateral.

     1.3 Letters of Credit; LC Guaranties. Agent agrees, for so long as no Default or Event of Default exists, and if requested by Borrowers, to (i) issue its, or cause to be issued by its Affiliates, standby Letters of Credit for the account of one or more of the Borrowers or (ii) execute LC Guaranties by which Agent or its Affiliates shall guaranty the payment or performance by Borrowers of their reimbursement obligations with respect to standby Letters of Credit issued for a Borrower's account by other Persons in support of Borrowers' obligations (other than obligations for the repayment of Money Borrowed); provided that (i) the LC Amount shall at no time exceed $1,000,000 and (ii) no Letter of Credit or LC Guaranty shall be issued in an amount in excess of the then existing availability under the Borrowing Base. No Letter of Credit or LC Guaranty may have an expiration date that is after the earlier of (a) the date which is 365 days after the date of issuance or (b) the last day of the Term, except to the extent that Borrowers provide Agent, for the benefit of Agent and the other Lenders, as applicable, at the time of and as a condition to the issuance thereof, with collateral acceptable to Agent in its sole discretion in an amount equal to 105% of the face amount thereof. Any amounts paid by Agent or its Affiliates under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans. Each Lender agrees that immediately upon the issuance of any Letter of Credit or LC Guaranty by Agent or Agent's Affiliate, such Lender shall have acquired an undivided participating interest (without recourse or warranty) in accordance with such Lender's Pro Rata Percentage, in all of Agent's or Agent's Affiliate's rights and liabilities with respect to such Letter of Credit or LC Guaranty. Each Lender shall be directly and unconditionally obligated to Agent or Agent's Affiliate, according to its Pro Rata Percentage, to reimburse Agent or Agent's Affiliate, without setoff or deduction of any kind or nature, for honoring any drawing under any Letter of Credit or making any payment under any LC Guaranty (without regard to the occurrence of a Default or an Event of Default including, without limitation, following the commencement of any

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bankruptcy, reorganization, insolvency, liquidation or dissolution proceeding).
The amount of Agent's or Agent's Affiliate's payment (and the respective reimbursements of the Lenders to Agent or its Affiliate) shall automatically constitute a Revolving Credit Loan without regard to any borrowing condition herein and without any request, consent or other action of Borrowers.

SECTION 2. INTEREST, FEES AND CHARGES

     2.1 Interest
         --------

         2.1.1 Revolving Credit Interest:
               --------------------------

               (a) Rate Options. At the time of each Revolving Credit Loan under the Revolving Credit Facility, and thereafter from time to time, Borrowers shall have the right, subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred and is continuing, to designate to Agent in writing that all, or a portion of the Revolving Credit Loans shall bear interest at either the (i) Revolving Credit LIBOR Rate or (ii) Revolving Credit Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option selected by Borrowers or otherwise governing under the terms of this Agreement. If for any reason the Revolving Credit LIBOR Rate option is unavailable, or Borrowers do not designate that the Revolving Credit LIBOR Rate should apply, the Revolving Credit Base Rate shall apply. The rate of interest on Revolving Credit Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate effective as of the opening of business on the day that any such change in the Base Rate occurs.

               (b) Revolving Credit LIBOR Rate Option. Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of Section 2.1.1 (a)(i) if Borrowers desire to have the Revolving Credit LIBOR Rate apply to all or a portion of the Revolving Credit Loans, Borrowers shall give Agent a written irrevocable request no later than 11:00 A.M. (Eastern time) on the third (3rd) Business Day prior to the requested borrowing date specifying
(i) the date the Revolving Credit LIBOR Rate shall apply (which shall be a Business Day), (ii) the Interest Period, and (iii) the amount to be subject to the Revolving Credit LIBOR Rate; provided that, such amount shall be at least $250,000 and in an integral multiple of Two Hundred Fifty Thousand Dollars ($250,000).

          2.1.2 Term Interest:
                --------------

               (a) Rate Options. On the Closing Date, and thereafter from time to time, Borrowers shall have the right, subject to the terms and conditions of this Agreement, and provided no Default or Event of Default has occurred and is continuing, to designate to Agent in writing that all, or a portion of the outstanding principal balance of the Term Loan shall bear interest at either the
(x) Term LIBOR Rate, or (y) Term Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option selected by Borrowers or otherwise governing under the terms of this Agreement. If for any reason the Term LIBOR Rate is not available, or Borrowers do not elect the Term LIBOR Rate, the Term Loan shall bear interest at the Term Base Rate. The rate of interest on the Term Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the date that any such change in the Base Rate occurs.

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               (b) Term LIBOR Rate Option. Provided no Default or Event of
Default has occurred and is continuing, and subject to the provisions of Section 2.1.2(a) if Borrowers desire to have the Term LIBOR Rate apply to all or a portion of the Term Loan, Borrowers shall give Agent a written irrevocable request no later than 11:00 A.M. (Eastern time) on the third (3rd) Business Day prior to the requested borrowing date specifying (i) the date the Term LIBOR Rate shall apply (which shall be a Business Day), (ii) the Interest Period, and
(iii) the amount of the Term Loan to be subject to the Term LIBOR Rate; provided that, such amount shall be at least $250,000 and in an integral multiple of Two Hundred Fifty Thousand Dollars ($250,000).

          2.1.3 Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of the Loans shall bear interest at a rate per annum equal to two percent (2%) above the rate then applicable with respect to Base Rate Loans (the "Default Rate"). Interest shall continue to accrue and be paid at the applicable rates set forth herein regardless of the rate option, even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence whether similar or dissimilar.

          2.1.4 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees, and all other fees and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days.

          2.1.5 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement are in contravention of any such law, such provisions shall be deemed amended to conform thereto. To the extent the laws of the State of Texas may apply to this Agreement, notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by a Lender, shall exceed the maximum lawful rate (the "Maximum Rate"), which may be contracted for, charged, taken, received or reserved by a Lender in accordance with applicable law, the rate of interest payable on the Loans, together with all Charges payable to Lenders and/or Agent, shall be limited to the Maximum Rate. For purposes of Texas law, the term "Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, including as to Article 5069, Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "weekly ceiling".

     2.2 Letter of Credit and LC Guaranty Fees. Borrowers shall pay to Agent for standby Letters of Credit and LC Guaranties of standby Letters of Credit, two and one-half of one percent (2.50%) per annum of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

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     2.3 Collateral Monitoring Fee. Borrowers shall pay to Agent each month, for its own account, in arrears, on the first Business Day of the following month, a collateral monitoring fee of $1,500. Such fee shall be pro-rated for any month during which this Agreement is in effect for less than a full month.

     2.4 Closing Fee. Agent shall have earned, and Borrowers shall be unconditionally obligated to pay to Agent on the Closing Date, a closing fee in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000).

     2.5 Unused Availability Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, an Unused Availability Fee ("Unused Availability Fee"), which shall be payable in arrears on the first Business Day of each calendar month hereafter. The Unused Availability Fee shall equal one-quarter of one percent (.25%) per annum of the amount by which the Revolving Credit Limit exceeds the average daily amount of the Revolving Credit Loans outstanding plus the LC Amount during the immediately preceding month.

     2.6 Audit and Appraisal Fees.
         -------------------------

          2.6.1 Audit Fees. Borrowers shall pay to Agent and Documentation Agent, for their own account, audit fees from time to time in connection with Agent's and Documentation Agent's periodic audits of Borrowers' books and records and such other matters as Agent and Documentation Agent shall deem appropriate, plus all reasonable out-of-pocket expenses incurred by Agent and Documentation Agent in connection with such audits. Such audit fees shall be calculated at the rate of $850 for each member of Agent's and Documentation Agent's field examination staff engaged in any such audit for each day during which such examination is being conducted and, absent the occurrence and continuance of an Event of Default, such audits shall be conducted not less than three (3) times during each twelve (12) month period, commencing as of the Closing Date. Appraisal fees shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrowers. Upon Borrowers' request, Agent shall provide to Borrowers in reasonable detail the back-up and support of any out-of-pocket expenses referred to herein.

          2.6.2 Appraisal Fees. Borrowers shall reimburse to Agent and Documentation Agent, for any costs and all reasonable out-of-pocket expenses incurred by Agent in connection with obtaining appraisals of the Collateral from time to time. Absent the occurrence and continuance of an Event of Default, such appraisals shall be conducted not more than one (1) time during each twelve (12) month period, commencing as of the Closing Date. Appraisal costs and expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrowers.

     2.7 Overadvance Fee. In the event that Lenders approve Overadvances in accordance with Section 1.1.2, Borrowers agree to pay an additional fee (the "Overadvance Fee") to be agreed upon among Borrowers, Agent and Documentation Agent each time an Overadvance facility is approved. Upon approval of any Overadvance, Lenders shall have earned, and Borrowers shall unconditionally be obligated to pay Lenders, the Overadvance Fee, to be shared by Lenders on a Pro Rata Percentage basis.

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     2.8 Capital Adequacy Change. If Agent shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Agent or any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority (each such law, rule, regulation, request or directive a "Capital Adequacy Rule"), does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrowers of a written demand therefor (a "Capital Adequacy Demand"), the Borrowers shall pay to Agent for the account of each such Lender such additional amount or amounts (each a "Capital Adequacy Amount", it being understood that Capital Adequacy Amount may include an increase in the applicable interest rate margin charged under this Agreement) as will compensate such Lender for such reduction. A certificate of such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the additional Capital Adequacy Amount or Amounts to be paid to such Lender, and the method by which such Capital Adequacy Amounts were determined. In determining such Capital Adequacy Amount, such Lender may use any reasonable averaging and attribution method.

          2.8.1 Termination of Agreement following Capital Adequacy Demand. At their option, Borrowers may elect to terminate this Agreement following their receipt of a Capital Adequacy Demand, provided Borrowers give Agent and each Lender notice of such election not more than thirty (30) days following their receipt of such Capital Adequacy Demand, and provided, further, that so long as the effective date of such termination and the payment and satisfaction in full of all Obligations occurs within one hundred and eighty (180) days from the date of such notice, Borrowers shall not be obligated to pay any of the charges described in subsection 4.2.3, it being understood, however, that until such effective date of termination and the payment and satisfaction in full of all Obligations, Borrowers shall continue to be obligated to pay Agent for the account of each Lender for each Capital Adequacy Amount theretofore requested by Agent on behalf of such Lender pursuant to a Capital Adequacy Demand.

          2.8.2 Subsequent Change in Capital Adequacy Rules. In the event that any Capital Adequacy Rule, the adoption or change in or compliance by Agent or any Lender with which shall have resulted in a Capital Adequacy Demand, shall be revised subsequent to the date of such Capital Adequacy Demand, such that, in such Lender's determination, its rate of return on capital shall be improved to a level more favorable than the rate of return which, as a result of the initial change in such Capital Adequacy Rule, precipitated such Capital Adequacy Demand, then, in such event, effective promptly following such determination, provided Borrowers shall not have theretofore given to Agent and each Lender a notice of election to terminate in accordance with subsection 2.8.1: (i) in the case of a Capital Adequacy Demand to increase the applicable interest rate margin, Agent shall reduce the applicable interest rate margin by a percentage; and (ii) in the case of a Capital Adequacy Demand for payment of a fee or other charge, each Lender shall rebate to Borrowers a portion of such payment, in each case which Agent shall determine to be reasonably commensurate with the improvement in such Lender's rate of return on capital caused by the subsequent revision to the Capital Adequacy Rule. Notwithstanding anything hereinabove to the contrary, neither Agent nor any Lender shall have an obligation whatsoever to make any such adjustment to the applicable interest rate margin, or to otherwise rebate any Capital Adequacy Amount to Borrowers, at any time on or after: (i) the occurrence and continuance of an Event of Default; (ii) the date of Borrowers' notice of election to terminate in accordance with subsection 2.8.1; or (iii) the effective date of termination of this Agreement.

     2.9 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent and/or any Lender incurs reasonable legal or reasonable accounting expenses or any other reasonable costs or reasonable out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent or Lenders, Borrowers or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrowers' affairs; (iv) any attempt to enforce any rights of Agent and/or Lenders against Borrowers or any other Person which may be obligated to Agent or Lenders by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and reasonable accounting expenses and other reasonable costs and reasonable out of pocket expenses of Agent and/or any Lender shall be charged to Borrowers. All amounts chargeable to Borrowers under this Section 2.9 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Loans from time to time. Borrowers shall also reimburse Agent and/or Lenders for reasonable expenses incurred by Agent and/or Lenders in the administration of the Collateral to the extent and in the manner provided in Section 6 hereof. Notwithstanding anything to the contrary contained in Section 2.9(i) above, Borrowers shall only be obligated to reimburse GE an amount up to $35,000 in connection with the reasonable costs and expenses incurred by GE up to the Closing Date for the negotiation, preparation and due diligence in connection with this Agreement.

     2.10 Bank Charges. Borrowers shall pay to Agent and/or any Lender, on demand, any and all fees, costs or expenses which Agent and/or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Agent or any Lender, proceeds of Loans and (ii) the depositing for collection, by Agent or any Lender, of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

     2.11 Confirmation of Existing Indebtedness. Borrowers acknowledge and confirm that as of March __, 2004, they are indebted to FCC, without defense, set-off or counter-claim under the Existing Loan Documents in the principal amount of $_____________ ("Existing Indebtedness"). This Agreement and the Notes and the Surety Agreement, amend, restate and consolidate, but do not extinguish the indebtedness evidenced by the Existing Loan Documents. The Existing Indebtedness shall be deemed to constitute Loans hereunder and Borrowers shall be jointly and severally, absolutely and unconditionally liable for the repayment of Loans in accordance with the terms hereof and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents, however, does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Existing Indebtedness. All of FCC's obligations to Borrowers with respect to Loans to be made concurrently herewith or hereafter the date hereof are set forth in this Agreement. All Liens and security interests previously granted to or for the benefit of FCC, pursuant to, or in connection with, the Existing Loan Documents are acknowledged and reconfirmed and remain in full force and effect and are not intended to be released, replaced or impaired and are hereunder deemed to be granted to FCC in its capacity as Agent for the benefit of Lenders. Borrowers confirm that to the extent that any of the Loan Documents (as defined in the Existing Loan Documents) have not been amended and/or restated, they remain in full force and effect and shall be deemed for all purposes to be Loan Documents as used herein. In conjunction with the amendment, restatement and consolidation of the Term Loan referred to herein, no new funds shall be advanced to Borrowers and appropriate adjustments shall be made by Lenders to equalize their respective Pro Rata Share of all Loans.

SECTION 3. LOAN ADMINISTRATION

     3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

          3.1.1 Revolving Credit Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrowers shall give Agent same day notice, no later than 1:00 P.M. (Eastern time) of such day, of their intention to borrow a Revolving Credit Base Rate Loan, and at least three (3) Business Days prior notice of their intention to borrow a Revolving Credit LIBOR Rate Loan, in which notice Borrowers shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrowers, Agent may permit telephone requests for Revolving Credit Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrowers. Unless Borrowers specifically direct Agent in writing not to accept or act upon telephonic or electronic communications from Borrowers, Agent shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of Agent's honoring any requests, executions of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrowers, and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it. Each notice of borrowing shall be irrevocable by and binding on Borrowers, and if such notice requests the borrowing of a LIBOR Rate Loan, such notice shall state the Interest Period with respect thereto. Borrowers, at their option, may choose Base Rate Loans or LIBOR Rate Loans, provided that any LIBOR Rate Loan shall be in a minimum amount of $250,000, and provided, further, that the right of Borrowers to choose any LIBOR Rate Loan is subject to the provisions of subsection 3.1.4.

          3.1.2 Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1.2. as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Agent via wire transfer, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from

Borrowers; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

          3.1.3 Authorization. Borrowers hereby irrevocably authorize Agent, in Agent 's sole discretion, to advance to Borrowers, and to charge to Borrowers' Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all other Obligations whether in the form of Loans, costs, fees or expenses at any time owed by Borrowers to Agent and/or any Lender hereunder.

          3.1.4 Notice of Continuation and Notice of Conversion.
                ------------------------------------------------

               (a) Subject to the provisions of subsection 3.1.4(c), Borrowers may elect to maintain any borrowing consisting of LIBOR Rate Loans, or any portion thereof, as a LIBOR Rate Loan by selecting a new Interest Period for such borrowing, which new Interest Period shall commence on the last day of the then existing Interest Period. Each selection of a new Interest Period (a "Continuation") shall be made on three (3) Business Days' prior notice, given by Borrowers to Lender not later than 11:00 A.M. (Eastern time) on the third (3rd) Business Day preceding the date of any proposed Continuation. If the Borrowers elect to maintain more than one borrowing consisting of LIBOR Rate Loans by combining such borrowings into one borrowing and selecting a new Interest Period pursuant to this subsection, each of the borrowings so combined shall consist of Loans having Interest Periods ending on the same date provided that Borrowers may not combine Revolving Credit LIBOR Rate Loans and Term LIBOR Rate Loans with each other. If the Borrowers shall fail to select a new Interest Period for any borrowing consisting of LIBOR Rate Loans in accordance with this subsection, such LIBOR Rate Loans will automatically convert into corresponding Base Rate Loans.

               (b) Subject to the provisions of subsection 3.1.4 (c), Borrowers may, on three (3) Business Days' prior notice given to Lender, convert the entire amount of or a portion of all Loans of the same Type into Loans of another Type (a "Conversion"), provided that no Default or Event of Default shall have occurred and be continuing, and provided, further, that any Conversion of any LIBOR Rate Loans into Base Rate Loans may only be made on the last day of the Interest Period for such LIBOR Rate Loans, and upon Conversion of any Base Rate Loans into LIBOR Rate Loans, Borrowers shall pay accrued interest to the date of Conversion on the principal amount converted on the first day of the following month. Each such notice shall be given not later than 11:00 A.M. (Eastern time) on the third (3rd) Business Day preceding the date of any proposed Conversion. Each Conversion shall be in an aggregate amount of not less than $250,000. Borrowers may elect to convert the entire amount of or a portion of all Loans of the same Type comprising more than one borrowing into Loans of another Type by combining such borrowings into one borrowing consisting of Loans of such other Type; provided, however, that if the borrowings so combined consist of LIBOR Rate Loans, such LIBOR Rate Loans shall have Interest Periods ending on the same date and; provided further, that Borrowers may not combine Revolving Credit Loans and all or a portion of the Term Loan with each other.

               (c) Notwithstanding anything contained in clauses (a) and (b) above to the contrary:

                    (i) In the event that Borrowers shall have requested a LIBOR Rate Loan(s) in accordance with the terms hereof and Agent shall have reasonably determined that

Eurodollar deposits equal to the amount of the principal of the requested LIBOR Rate Loan and for the Interest Period specified are unavailable, impractical or unlawful, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost of funds of the LIBOR Rate Loan applicable to the specified Interest Period, of making or maintaining the principal amount of the requested LIBOR Rate Loan specified by Borrowers during the Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified Interest Period, Agent shall promptly give notice of such determination to Borrowers that the rate based on the LIBOR Rate is not available. A reasonable determination by Agent hereunder shall be conclusive evidence of the correctness of the fact and amount of such additional costs or unavailability, absent manifest error. Upon such a determination, (A) the right of Borrowers to select, continue or convert to, or maintain a LIBOR Rate Loan at the rate based on the LIBOR Rate shall be suspended until Agent shall have notified Borrowers that such conditions shall have ceased to exist, and (B) the requested LIBOR Rate Loans shall accrue interest as if such Loans were Base Rate Loans.

                    (ii) The LIBOR Rate may be automatically adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof by Agent based on the Federal Reserve Board's or any other applicable agency's or governing body's directive, mandate or interpretation, occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor or other applicable governing body), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to Section 2.5 above, that increase the cost to Lenders of funding the LIBOR Rate Loans. Agent shall promptly give Borrowers notice of such a determination and adjustment, which determination shall be conclusive absent manifest error.

                    (iii) There shall not be outstanding at any one time more than an aggregate of six (6) LIBOR Rate Loans.

               (d) Each notice of Continuation or Conversion shall be irrevocable and binding on Borrowers. In the case of (i) any borrowing of a Loan, Continuation or Conversion that the related notice of borrowing, notice of Continuation or notice of Conversion specifies is to be comprised of LIBOR Rate Loans, or (ii) any payment of principal of, or Conversion or Continuation of, any LIBOR Rate Loan made other then on the last day of the Interest Period for such Loan as a result of a payment, prepayment, Conversion or Continuation of such Loan or acceleration of the maturity of any of the Obligations pursuant to
Section 10 hereof, or for any other reason, then in any such case, upon Lender's demand, Borrowers shall pay to Agent and/or any Lender and indemnify Agent and/or any Lender from and against (i) any loss, cost or expense incurred by Agent and/or any Lender as a result of any failure to fulfill, on or before the date for such borrowing, Continuation or Conversion, the applicable conditions set forth in Section 9 hereof, and (ii) any additional losses, costs or expenses which Agent and/or any Lender may reasonably incur as a result of such payment, including, without limitation in each such case, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Agent and/or any Lender to fund the LIBOR Rate Loans to be made as part of such borrowing, Continuation or Conversion.

          3.1.5 Borrowing Base Certificates. Borrowers shall give Agent a Borrowing Base Certificate on a daily basis.

          3.1.6 Administration of Revolving Credit Loans.
                -----------------------------------------

               (a) Notwithstanding anything to the contrary contained herein, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Credit Loans shall be advanced by Agent and each payment by any Borrower on account of Revolving Credit Loans shall be applied in accordance with Section 11.7 of this Agreement. On or before 12:00 P.M., (Eastern time), on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Credit Loans made by Agent during the preceding week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Credit Loans during such preceding week, then each Lender shall provide Agent with funds in an amount equal to its Pro Rata Percentage of the difference between (w) such Revolving Credit Loans and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Credit Loans during such week exceeds the aggregate amount of new Revolving Credit Loans made during such week, then Agent shall provide each Lender with funds in an amount equal to its applicable Pro Rata Percentage of the difference between (y) such repayments and (z) such Revolving Credit Loans.

               (b) Each Lender shall be entitled to earn interest at the applicable Revolving Credit Base Rate or Revolving Credit LIBOR Rate, as applicable, on outstanding Revolving Credit Loans which it has funded.

               (c) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Revolving Credit Loans made during the week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

     3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrowers to Lenders specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

          3.2.1 Principal.
                ----------

               (a) Principal payable on account of Revolving Credit Loans shall be payable by Borrowers, jointly and severally, to Lenders immediately upon the earliest of (i) the receipt by Agent, any Lender or any Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Agent elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance.

               (b) Principal payable on account of the Term Loan shall be payable by Borrowers, jointly and severally, as set forth in Sections 1.2,
Section 3.4 and the Term Note.

          3.2.2 Interest. Interest accrued on all Loans shall be payable by Borrowers, jointly and severally, and shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations is accelerated, or (iii) termination of this Agreement pursuant to
Section 4 hereof.

          3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers, jointly and severally, as and when provided in Section 2 hereof, to Agent, Lenders or to any other Person designated by Agent in writing.

          3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers, jointly and severally, to Agent or Lenders as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is earlier.

     3.3 Prepayments.
         ------------

          3.3.1 Except for dispositions of Inventory permitted by Section 8.2.7 (if any), if a Borrower sells any of the Collateral or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall pay to Agent, unless otherwise agreed to by Agent, or as otherwise expressly authorized by this Agreement, as and when received by such Borrower and as a mandatory prepayment of the outstanding Loans, until paid and satisfied in full, a sum equal to the proceeds (including insurance proceeds) received by such Borrower from such sale, loss or destruction. Any such prepayment shall be applied first to the Term Loan in the inverse order of maturity and then to the Revolving Credit Loans; provided that, if such Loan is accruing interest at the LIBOR Based Rate, such prepayment shall be delivered to Agent as and when received by Borrowers but applied at the end of the applicable Interest Period.

          3.3.2 LIBOR Rate Loans. No portion of the LIBOR Rate Loans may be prepaid during an Interest Period unless Borrowers first satisfy in full their obligations under Section 3.1.4(d) above arising from such prepayment.

     3.4 Application of Payments and Collections. All items of payment received by Agent by 12:00 noon, (Eastern time), on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, (Eastern time), on any Business Day shall be deemed received on the following Business Day. For the purpose of computing interest hereunder, all items of payment received by Agent and/or any Lender shall be deemed applied by Agent for the benefit of Lenders on account of the Obligations (subject to final payment of such items) on the second Business Day after receipt (or deemed receipt) by Agent of good funds in Agent's account located in Chicago, Illinois, or such other account as to which Agent may advise Borrowers in writing. Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrowers, and Borrowers do hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Borrowers upon any of their books and records. If as the result of collections of Accounts as authorized by subsection 6.4.6 hereof a credit balance exists in the Loan

Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists.

     3.5 All Loans to Constitute One Obligation. The Loans and LC Guaranties shall constitute one general Obligation of Borrowers, and shall be secured by Agent 's Lien upon all of the Collateral.

     3.6 Loan Account. Agent shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are paid to Agent and/or Lenders, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

     3.7 Statements of Account. Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers unless Agent is notified by Borrowers in writing to the contrary within thirty (30) days of the date such accounting is mailed to Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

SECTION 4. TERM AND TERMINATION

     4.1 Term of Agreement. Subject to Lenders' right to cease making Loans to Borrowers upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period commencing as of the Closing Date and continuing through and including March 9, 2009 (the "Term"), unless this Agreement shall be sooner terminated as provided in Section 4.2 hereof.

     4.2 Termination.
         ------------

          4.2.1 Termination by Lender. Agent may, and at the discretion of Majority Lenders shall, terminate this Agreement without notice at any time on or after the occurrence of an Event of Default.

          4.2.2 Termination by Borrowers. Upon at least ninety (90) days prior written notice to Agent, Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or been cash collateralized to Agent's satisfaction. Any notice of termination given by Borrowers shall be irrevocable unless Agent and Lenders otherwise agree in writing, and Lenders shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or Type of Loan available hereunder may be terminated singly.

          4.2.3 Termination Charges. At the effective date of any termination of this Agreement, Borrowers shall pay to Agent for the benefit of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to (a) three percent (3.0%) of the Total Credit Facility if termination occurs during the first year of this Agreement, (b) two percent (2.0%) of the Total Credit Facility if termination occurs during the second year of this Agreement, and (c) one percent (1.0%) of the Total Credit Facility if termination occurs during the third year of this Agreement. Notwithstanding anything hereinabove to the contrary, no termination charge shall be payable under any of the following circumstances:
(a) if termination of this Agreement occurs pursuant to and in accordance with the terms of subsection 2.7.1; (b) if termination of this Agreement occurs after the third anniversary, but on or before the last day of the Term; or (c) if termination occurs contemporaneously with a sale of all or substantially all of the equity (capital stock) or assets of Borrowers or Guarantor, or all or substantially all of the capital stock of Guarantor.

          4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination by Borrowers, Agent or Lenders of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents (including without limitation, all indemnity obligations) shall survive any such termination, and Agent and Lenders shall retain all of their Liens in the Collateral and all of their rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Agent and Lenders shall not be required to terminate their security interests in the Collateral unless, with respect to any loss or damage Agent and any Lender may incur as a result of dishonored checks or other items of payment received by Agent or any Lender from Borrowers or any Account Debtor and applied to the Obligations or with respect to any outstanding LC Amounts, Agent shall, at its option, (i) have received a written agreement executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and any Lender from any such loss or damage; or
(ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Agent and any Lender, in its reasonable discretion, may deem necessary to protect Agent and any Lender from any such loss or damage.

SECTION 5. SECURITY INTERESTS

     5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and Lenders of the Obligations, each Borrower hereby reconfirms its prior grant, and grants to Agent for the benefit of Lenders a continuing Lien upon all of such Borrower's assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

          (i)  Accounts;

          (ii) Chattel Paper;

          (iii) Deposit Accounts;

          (iv) Documents;

          (v)  Fixtures

          (vi) General Intangibles, including Payment Intangibles and Software and, Intellectual Property;

          (vii) Goods (including all Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

          (viii) Instruments;

          (ix) Investment Property, including without limitation, Certificated Securities, Uncertificated Securities, Security Entitlements, Financial Assets;

          (x)    money (of every jurisdiction whatsoever);

          (xi)   Letter-of-Credit Rights;

          (xii)  Supporting Obligations;

          (xiii) Commercial Tort Claims;

          (xiv) to the extent not included in the foregoing, all other personal property of any kind or description; and

          (xv) all real Property of each Borrower; provided that, to the extent that any state in which such real Property is located charges any stamp, recording or similar taxes in connection with the granting and recording of a mortgage, the amount of recovery under such mortgage shall be limited to 120% of the then fair market value of such real Property;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

     5.2 Other Collateral
         ----------------

          5.2.1 Commercial Tort Claims. Each Borrower shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent for the benefit of Lenders a security interest in any such Commercial Tort Claim.

          5.2.2 Other Collateral. Each Borrower shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and

Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent on behalf of Lenders.

     5.3 Lien Perfection; Further Assurances.
         ------------------------------------

          (a) In addition to the foregoing, each Borrower as debtor shall deliver UCC financing statements as required under the Code, and shall do anything further that may be lawfully and reasonably required by Agent to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Agent's request, each Borrower shall also immediately deliver (with execution by such Borrower of all necessary documents or forms to reflect Agent's security interest therein) to Agent, all items for which Agent must or may receive possession to obtain a perfected security interest.

          (b) Agent is hereby authorized to file financing statements naming Borrower as debtor, in accordance with the Uniform Commercial Code, and if necessary, to the extent applicable, to otherwise file financing statements without Borrower's signature if permitted by law. Each Borrower hereby authorizes Agent to file all financing statements and amendments to financing statements describing the Collateral as "All Assets" or using similar language in any filing office as Agent, in its sole, discretion may determine, including financing statements containing language indicating that the acquisition by a third party of any right, title or interest in or to the Collateral without Agent's consent shall be a violation of Agent's rights. Borrowers agree to comply with the requirements of all federal and state laws and reasonable requests of Agent in order for Agent to have and maintain a valid and perfected first priority security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Agent may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights and Investment Property.

     5.4 Key Man Life Insurance. As additional security for the payment and performance to Agent and Lenders of all Obligations, Borrowers shall have caused to be assigned to Agent for the benefit of Lenders, and maintained at all times, Key Man Life Insurance policy on the life of: (i) Douglas P. Fields in an amount equal to at least $1,000,000; (ii) James E. Helzer in an amount equal to at least $1,000,000; and (iii) Frederick M. Friedman in an amount equal to at least $1,000,000.

SECTION 6. COLLATERAL ADMINISTRATION

     6.1 Location of Collateral. All Collateral, other than Inventory in transit, will at all times be kept by Borrowers at one or more of the business locations set forth in Exhibit 6.1 hereto, or upon prior written notice to Agent and delivery of landlord waiver acceptable to Agent, other business locations of Borrowers that may be opened from time to time subsequent to the Closing Date, and shall not, without the prior written approval of Agent, be moved therefrom except for sales of Inventory in the ordinary course of business.

     6.2 Insurance of Collateral. Each Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to such Borrower's business, covering casualty, hazard, public liability, flood and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver the originals or copies of such policies, or certificates of insurance in form and substance satisfactory to Agent, evidencing such issuance to Agent with lender's loss payable endorsements, in form satisfactory to Agent, naming Agent for the ratable benefit of Lenders as "lender loss payee", and Agent for the benefit of Lenders as additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge the Borrowers therefor. Borrowers agree to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

     6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If any Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at Borrowers' sole risk.

     6.4 Administration of Accounts.
         ---------------------------

          6.4.1 Records, Schedules and Assignments of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form satisfactory to Agent. On or before the twentieth day of each month from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if at any time following the Closing Date, Accounts in an aggregate face amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Agent, Borrowers shall notify Agent of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Agent, each Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

          6.4.2 Discounts, Allowances, Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, such Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of Fifty Thousand Dollars ($50,000) are in dispute between any Borrower and any Account Debtor, such Borrower shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default which continues without cure for a period of fifteen (15) days, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys' fees, to Borrowers.

          6.4.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing Authority for the account of any Borrower and to charge Borrowers therefor; provided, however, that Agent shall not be liable for any taxes to any governmental taxing authority that may be due by Borrowers, or any of them.

          6.4.4 Account Verification. Whether or not a Default or an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Each Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

          6.4.5 Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account pursuant to a tripartite arrangement among Borrowers, Agent and a bank or banks as may be selected by Borrowers and acceptable to Agent. Such arrangement shall include such terms and conditions as are acceptable to Agent. All funds deposited in the Dominion Account shall immediately become the property of Agent for the benefit of Lenders, and Borrowers shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

          6.4.6 Collection of Accounts; Proceeds of Collateral. To expedite collection, Borrowers shall endeavor in the first instance to make collection of their Accounts for Agent. All remittances received by Borrowers on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property for the benefit of Lenders, by Borrowers as trustee, of an express trust for Agent's benefit, and Borrowers shall immediately deposit same in kind in the Dominion Account, except as otherwise permitted in this Agreement. Agent retains the right at all times after the occurrence of a Default or an Event of Default to notify Account Debtors that Accounts have been assigned to Agent and to collect Accounts directly in its own name and to charge the collection costs and expenses, including reasonable attorneys' fees to Borrowers. Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights therein.

     6.5 Administration of Inventory.
         ----------------------------

          6.5.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of their Inventory. Borrowers shall furnish to Agent Inventory reports in form and detail satisfactory to Agent at such times as Agent may request, but at least once each month, not later than the twentieth day of such month. Each Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall request.

          6.5.2 Returns of Inventory. If at any time or times hereafter any Account Debtor returns any Inventory to any Borrower, the shipment of which generated an Account on which such Account Debtor is obligated in excess of Twenty Five Thousand Dollars ($25,000), such Borrower shall immediately notify Agent of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

          6.6 Records and Schedules of Equipment. Each Borrower shall keep accurate records, itemizing and describing the kind, type, quality, quantity and value of their Equipment, and shall furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent. Immediately on request therefor by Agent, Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment.

          6.7 Payment of Charges. All amounts chargeable to Borrowers under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Loans from time to time.

SECTION 7. REPRESENTATIONS AND WARRANTIES

     7.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to Agent and Lenders that:

          7.1.1 Organization and Qualification. Each Borrower and its Subsidiaries are corporations or limited partnerships, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation. Each Borrower and its Subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations or organizations, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions where the character of their business or the nature of their activities make such qualification necessary.

          7.1.2 Corporate Power and Authority. Each Borrower and its Subsidiaries are duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which they are a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or partnership action, as applicable, and do not and will not (i) require any consent or approval of the shareholders of such Borrower or any of its Subsidiaries; (ii) contravene such Borrower's or any of its Subsidiaries charter, articles or certificate of incorporation or certificate of limited partnership, as applicable, or bylaws or limited partnership agreements, as applicable; (iii) violate, or cause such Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower or any of its Subsidiaries are a party or by which it or their Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by such Borrower or any of its Subsidiaries.

          7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and its Subsidiaries enforceable against them in accordance with their respective terms.

          7.1.4 Capital Structure. Exhibit 7.1.4 hereto states (i) the correct name of each of the Subsidiaries of each Borrower, their jurisdiction of incorporation and the percentage of their Voting Stock owned by such Borrower,
(ii) the name of each of Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of each Borrower and each of its Subsidiaries and (iv) the number of authorized, issued and treasury shares of each Borrower and each of its Subsidiaries. Each Borrower has good title to all of the shares they purport to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of each Borrower or any of its Subsidiaries. There are no outstanding agreements or instruments binding upon any of Borrower's shareholders relating to the ownership of their shares of capital stock.

          7.1.5 Corporate Names. Neither Borrowers nor any of their Subsidiaries have been known as or used any corporate, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, neither Borrowers nor any of their Subsidiaries have been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

          7.1.6 Business Locations, Agent for Process. Each Borrower's and its Subsidiaries' executive offices and other places of business are as listed on
Exhibit 6.1 hereto. During the preceding one (1) year period, neither Borrowers nor any of their Subsidiaries have had an office, place of business or agent for service of process other than as listed on Exhibit 6.1. Except as shown on
Exhibit 6.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

          7.1.7 Title to Properties, Priority of Liens. Each Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower's Properties that is not a Permitted Lien. Except with respect to those Permitted Liens described in Section 8.2.5(d), and in Section 8.2.5(f) and (g) which specifically and expressly provide otherwise, the Liens granted to Lender under Section 5 hereof are first priority perfected Liens.

          7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by each Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to each Account:

               (a) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

               (b) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;

               (c) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

               (d) Such Account, and Agent's security interest therein, is not, and will not (by voluntary act or omission of the Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition known to such Borrower (or with respect to which Borrower should reasonably have had such knowledge), except for a dispute resulting in returned goods where such dispute is deemed by Agent to be immaterial, and each such Account is absolutely owing to such Borrower and is not contingent in any respect or for any reason;

               (e) No Borrower has made an agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by such Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to Section 6.4 hereof;

               (f) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

               (g) To the best of such Borrower's knowledge, the Account Debtor thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is Solvent; and

               (h) To the best of such Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

          7.1.9 Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted.

               7.1.10 Financial Statements, Fiscal Year. Borrowers have caused to be furnished to Lender year end audited financial statements for June 30, 2003, along with true and complete copies of any management letter(s) delivered in conjunction therewith. The fiscal year of Borrowers and each of their Subsidiaries ends on June 30 of each year.

               7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not (to the best of Borrowers' knowledge), nor does this Agreement or any other written statement of Borrowers to Agent and/or Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrowers have failed to disclose to Agent and/or Lender in writing which materially affects adversely or, so far as Borrowers can now foresee, will materially affect adversely the Property, business, prospects, profits or condition (financial or otherwise) of Borrowers or any of their Subsidiaries or the ability of Borrowers or their Subsidiaries to perform this Agreement or the other Loan Documents.

               7.1.12 Solvent Financial Condition. Each Borrower and its Subsidiaries are now, and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder, at all times will be, Solvent.

               7.1.13 Surety Obligations. Neither Borrowers nor any of their Subsidiaries are obligated as surety or indemnitor under any surety or similar bond or other contract nor has Borrowers or any of their Subsidiaries issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any other Person.

               7.1.14 Taxes. JEH's, Eagles' and Eagle, L.P.'s federal tax identification numbers are 58-2324924, 59-0228000 and 22-3757937, respectively. The federal tax identification number of each of Borrowers' Subsidiaries is shown on Exhibit 7.1.14 hereto. Borrowers and each of their Subsidiaries have filed all federal, state and local tax returns and other reports they are required by law to file and have paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon them, their income and property as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and Borrowers maintain reasonable reserves on their books therefor. The provision for taxes on the books of Borrowers and their Subsidiaries are adequate for all years not closed by applicable statutes, and for their current fiscal year.

               7.1.15 Brokers. There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

               7.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of their business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Exhibit 7.1.16 hereto.

               7.1.17 Governmental Consents. Each Borrower and its Subsidiaries has, and are in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by them and to own or lease and operate its Property as now owned or leased and operated by them.

               7.1.18 Compliance with Laws. Each Borrower and its Subsidiaries has duly complied with, and its Property, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, their Property or the conduct of their business, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of their Subsidiaries under any such law, rule or regulation. Each Borrower and its Subsidiaries have established and maintain an adequate monitoring system to insure that they remain in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. ss. 201 et seq.), as amended.

               7.1.19 Restrictions. Neither Borrowers nor any of their Subsidiaries are a party or subject to any contract, agreement or charter or other corporate restriction which materially and adversely affects their business or the use or ownership of any of their Property. Neither Borrowers nor any of their Subsidiaries are a party or subject to any contract or agreement which restricts their right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrowers or any of their Subsidiaries, as applicable.

               7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of Borrowers, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Property, prospects, profits or condition of such Borrowers or any of its Subsidiaries. Neither Borrowers nor any of their Subsidiaries are in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

               7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrowers' performance hereunder, constitute a Default or an Event of Default. Neither Borrowers nor any of their Subsidiaries are in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

               7.1.22 Leases. Exhibit 7.1.22(a) hereto is a complete listing of all capitalized leases of each Borrower and its Subsidiaries, and Exhibit 7.1.22(b) hereto is a complete listing of all operating leases of each Borrower and its Subsidiaries. Each Borrower and its Subsidiaries are in full compliance with all of the terms of each of their respective capitalized and operating leases.

               7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither Borrowers nor any of their Subsidiaries have any Plan. Borrowers and each of their Subsidiaries are in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of Borrowers or any of their Subsidiaries exists in connection with any Plan. Neither Borrowers nor any of their Subsidiaries have any withdrawal liability in connection with a Multiemployer Plan.

               7.1.24 Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between each Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely such Borrower or any of its Subsidiaries or prevent such Borrower or any of its Subsidiaries from conducting such businesses after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which they have heretofore been conducted.

               7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, neither Borrowers nor any of their Subsidiaries are a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrowers' or any of their Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

               7.1.26 Environmental Matters: Except as disclosed on Exhibit
7.1.26 attached hereto and made a part hereof, each Borrower has no knowledge:

                    (a) of the presence of any Hazardous Substances on any of the real property where such Borrower conducts operations or has its personal property; or

                    (b) of any on-site spills, releases, discharges, disposal(s) or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property or where any Collateral is located; or

                    (c) of any spills, releases, discharges or disposal(s) of Hazardous Substances that have occurred or are presently occurring on any other real property as a result of the conduct, action or activities of such Borrower.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

     7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and in the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrowers' or their Subsidiaries' businesses or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Agent has consented to such changes or such changes are expressly permitted by this Agreement.

     7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

     8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent and/or any Lender, each Borrower covenants that, unless otherwise consented to by Agent in writing, it shall:

          8.1.1 Visits and Inspections. Permit representatives of Agent and Documentation Agent, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Property of Borrowers and each of their Subsidiaries, inspect, audit and make extracts from their books and records, and discuss with their officers, their employees and their independent accountants, Borrowers' and each of their Subsidiaries' businesses, assets, liabilities, financial condition, business prospects and results of operations.

          8.1.2 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to their business activities in which proper entries are made in accordance with sound financial and business practices, in a manner consistent with the information previously provided to Agent, reflecting all their financial transactions, and cause to be prepared and furnished to Agent and Lenders the following:

               (a) not later than one hundred and twenty (120) days after the close of each fiscal year of Borrowers, unqualified audited financial statements of Borrowers and their Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrowers but acceptable to Agent (except for a qualification with respect to (A) the reasonableness of fees, charges or credits between or among Borrowers, Guarantor or any Affiliates or (B) changes in accounting principles with which the accountants concur) together with any management letters delivered throughout the year;

               (b) not later than forty-five (45) days after the end of each fiscal month hereafter (other than the first and last fiscal month of each fiscal year, as to which Borrowers shall have no obligation to deliver to Agent or Lenders financial statements as at and for the end of such fiscal months), unaudited interim financial statements of Borrowers and their Subsidiaries as of the end of such month and of the portion of Borrowers' fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the chief financial officers of Borrowers as fairly presenting the Consolidated financial position and results of operations of Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

               (c) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrowers have made available to their Public shareholders, if any, and copies of any regular, periodic and special reports or registration statements which Borrowers file with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

               (d) promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan; and

               (e) such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers' and each of their Subsidiaries' financial condition or results of operations.

     Concurrently with the delivery of the financial statements described in clause (a) of this subsection 8.1.2, Borrowers shall forward to Agent copies of the accountants' letters, if any, to Borrowers' management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent certificates of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of Borrowers and their Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to Agent, that they are aware that Agent is relying on such financial statements in making their decisions with respect to the Loans. Concurrently with the delivery of the financial statements described in clauses
(a) and (b) of this subsection 8.1.2, or more frequently if requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a compliance certificate in the form of Exhibit 8.1.2 hereto executed by the chief financial officers of Borrowers.

          8.1.3 Landlord and Storage Agreements. Provide Agent with copies of all agreements between each Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.

          8.1.4 Subordinations. Provide Agent with a debt subordination agreement or other instrument, in form and substance satisfactory to Agent, executed by Borrowers, or any of them, and in the case of such agreement executed by any Person who is an officer, director or Affiliate of the Person to whom Borrowers, or any of them, are or hereafter become indebted for Subordinated Debt, subordinating in right of payment and claim all of such Subordinated Debt, and any future advances thereon to the full and final payment and performance of the Obligations (unless otherwise provided in such agreement).

          8.1.5 Guarantor Financial Statements. Deliver or cause to be delivered to Agent and Lenders financial statements for Guarantor in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request. Without limiting the generality of the foregoing, Borrowers shall deliver to Agent and Lenders, or cause Guarantor to deliver to Lender:

               (a) not later than one hundred and twenty (120) days after the close of each fiscal year of the Guarantor, unqualified audited financial statements of the Guarantor and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis; and

               (b) not later than forty-five (45) days after the end of each fiscal quarter hereafter, unaudited interim financial statements of the Guarantor and its Subsidiaries as of the end of such quarter and of the portion of the Guarantor's fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the chief financial officer of the Guarantor as fairly presenting the Consolidated financial position and results of operations of the Guarantor and its Subsidiaries for such quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes.

          8.1.6 Projections. No later than thirty (30) days prior to the end of each fiscal year of Borrowers, deliver to Agent and Lenders, Projections of the financial conditions and results of operation of Borrowers for the next succeeding fiscal year, such Projections to be prepared on a month-to-month basis.

          8.1.7 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or in any of the other Loan Documents inaccurate, incomplete or misleading.

          8.1.8 Commercial Tort Claims: Each Borrower will immediately notify Agent in writing in the event that any Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Each Borrower shall execute and deliver to Agent all documents and/or agreements necessary to grant Agent for the benefit of Lenders a security interest in such Commercial Tort Claim to secure the Obligations. Each Borrower authorizes Agent to file (without such Borrower's signature) initial financing statements or amendments, as Agent deems necessary to perfect its security interest in the Commercial Tort Claim.

          8.1.9 Letter of Credit Rights. Each Borrower shall provide Agent with written notice of any Letters of Credit for which any Borrower is the beneficiary. Each Borrower shall execute and deliver (or cause to be executed or delivered) to Agent, all documents and agreements as Lender may require in order to obtain and perfect its security interest for the benefit of Lenders in such Letter of Credit Rights.

     8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, each Borrower covenants that, unless Agent has first consented thereto in writing, it will not:

          8.2.1 Mergers, Consolidations, Acquisitions. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; nor acquire, nor permit any of their Subsidiaries to acquire, all or any substantial part of the Property of any Person, without Lenders' prior written consent.

          8.2.2 Loans. Make, or permit any Subsidiary of Borrowers to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to Persons other than Guarantor or an Affiliate, in excess of Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate outstanding at any one time during any fiscal year of the such Borrower.

          8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness, except:

               (a) Obligations owing to Agent or Lenders;

               (b) Indebtedness of any Subsidiary of Borrowers to Borrowers;

               (c) accounts payable to trade creditors and obligations and accruals for current operating expenses (other than for Money Borrowed) which are not aged more than one hundred twenty (120) days from billing date or more than forty five (45) days from due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrowers or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrowers or such Subsidiary and their independent accountants;

               (d) Obligations to pay Rentals permitted by subsection 8.2.9;

               (e) Permitted Purchase Money Indebtedness;

               (f) contingent liabilities arising out of (A) guarantees permitted under subsection 8.2.6 or as otherwise permitted in this Agreement,
(B) endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business and (C) payments under lease agreements, employment agreements and other agreements entered into in the ordinary course of business upon fair and reasonable terms;

               (g) Indebtedness owing by Borrowers, or any of them, or any Subsidiary of any Borrower to the Guarantor or to any other Affiliate in respect of intercompany advances or charges, provided such advances or charges are made and incurred in the ordinary course of business pursuant to and consistent with prior practices of the Guarantor or any Affiliate of the Guarantor and so long as the interest rate corresponding to any such indebtedness does not exceed 8.75% per annum;

               (h) Indebtedness which is secured by real Property;

               (i) Subordinated Debt; and

               (j) Indebtedness not included in paragraphs (a) or (b) above, or not otherwise specifically permitted under this Agreement, which does not exceed at any time, in the aggregate, the sum of Two Million Dollars ($2,000,000).

          8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of Borrowers, except: (i) in the ordinary course of Borrowers' or such Subsidiary's business and on terms no less favorable to Borrowers or such Subsidiary than Borrowers or such Subsidiary could obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrowers or such Subsidiary; (ii) as otherwise specifically permitted in this Agreement, in the other Loan Documents or in any waiver of the terms of this covenant agreed to in writing by Agent and Majority Lender (which waiver will not be unreasonably withheld or delayed); and (iii) so long as no Default or Event of Default exists or would exist after giving effect to such payment(s) and the making of such payment(s) are otherwise permitted in accordance with the terms of the Subordination Agreements, payments made by Borrowers to (A) Guarantor for intercompany management fees not to exceed an amount equal to (1) Two Million One Hundred Thousand Dollars ($2,100,000) in any twelve month period following the Closing Date or (2) in any one month, One Hundred Seventy Five Thousand Dollars ($175,000) plus all amounts accrued after the Closing Date but unpaid in any prior month for the immediately preceding twelve month period, (B) Guarantor for interest expense of up to (1) Six

Hundred Forty Eight Thousand Dollars ($648,000) in any twelve month period following the Closing Date or (2) in any one month, Fifty Four Thousand Dollars ($54,000) plus all amounts accrued after the Closing Date but unpaid in any prior month for the immediately preceding twelve month period, (C) TDA for interest expense of up to (1) Eighty Seven Thousand Six Hundred Dollars ($87,600) in any twelve month period following the Closing Date or (2) in any one month, Seven Thousand Three Hundred Dollars ($7,300) plus all amounts accrued after the Closing Date but unpaid in any prior month for the immediately preceding twelve month period, and (D) TDA for principal payments on account of Subordinated Debt not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any one year period, provided that no such payments shall be made during the existence of an Overadvance.

          8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of their Property (exclusive of their Real Property existing as of the Closing
Date) income or profits, whether now owned or hereafter acquired, except:

               (a) Liens at any time granted in favor of Agent;

               (b) Liens for taxes (excluding any Lien imposed pursuant to any of the Provisions of ERISA) not yet due; or being contested in the manner described in subsection 7.1.14 hereto, but only if in Agent's judgment such Lien does not adversely affect Agent's rights or the priority of Agent's Lien in the Collateral;

               (c) Liens arising in the ordinary course of Borrowers' businesses by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrowers or materially impair the use thereof in the operation of such Borrowers' businesses;

               (d) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

               (e) Liens securing Indebtedness permitted under Section 8.2.3(h);

               (f) such other Liens as appear on Exhibit 8.2.5 hereto; and

               (g) such other Liens as Agent and Lenders may hereafter approve in writing.

          8.2.6 Guarantees. Guaranty, indemnify, or otherwise agree to become liable for the payment or performance by any other Person of any Indebtedness or other liabilities or obligations of such Person, except:

               (a) as otherwise described under subsection 8.2.3 (f)(B); and

               (b) for the guaranty by Borrowers of an Affiliate's payment or performance obligations arising under any instrument or agreement in respect of Indebtedness for which such Affiliate is liable and which Indebtedness is secured by a mortgage or deed of trust in favor of the holder of such Indebtedness against real Property, the title to or ownership of which is in such Affiliate; provided that, (A) Borrowers, or any of them, are the tenant in possession of such real

Property and (B) maximum liability of Borrowers under all such guarantees does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate at any one time outstanding.

          8.2.7 Disposition of Assets. Sell or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell or otherwise dispose of, any of its Property, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except, in each case, for so long as no Event of Default exists hereunder: (i) sales of Inventory and sales of other Property which does not constitute Collateral, in each case in the ordinary course of business; (ii) a transfer of Property to Borrowers by a Subsidiary of Borrowers; (iii) transfers of Property (other than Collateral) by Borrowers to (A) any Affiliate, including the Guarantor, in satisfaction of indebtedness and (B) the Guarantor as a dividend, so long as, in each case, such transfer is made in the ordinary course of business or pursuant to and consistent with prior practices of any Affiliate, including the Guarantor, so long as such dividends are otherwise permitted by this Agreement; or (iv) other dispositions expressly authorized by this Agreement.

          8.2.8 Bill-and-Hold Sales, Etc. Make a sale to any customer or customers on a guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis, or in the case of sales on a bill-and-hold basis in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any one time.

          8.2.9 Leases. Become, or permit any of their Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrowers or any of their Subsidiaries are lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrowers or any of their Subsidiaries are then lessee would exceed Eight Million Dollars ($8,000,000); provided, however, that not more than an additional aggregate sum of Two Million ($2,000,000) may be payable during any current or future period of twelve (12) consecutive months for Rentals payable (a) under operating leases and (b) pursuant to Capitalized Lease Obligations, in each case entered into or incurred, as the case may be, on or after the Closing Date with respect to Property consisting of Equipment. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease, exclusive of occupancy costs.

          8.2.10 Capital Expenditures. Make Capital Expenditures (other than payments on Capitalized Lease Obligations) which, as to Borrowers and/or any of their Subsidiaries exceed One Million Five Hundred Thousand Dollars ($1,500,000), in the aggregate, during any fiscal year of Borrowers or be obligated for Capitalized Lease Obligations in excess of One Million Five Hundred Thousand Dollars ($1,500,000) during any fiscal year of Borrowers or any of their Subsidiaries.

          8.2.11 Distributions. Declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions unless otherwise expressly permitted by this Agreement.

          8.2.12 Stock of Borrowers and/or Subsidiaries. Issue, or permit any of their Subsidiaries to issue, any additional shares of their capital stock except director's qualifying shares and except in respect to stock options to Borrowers' directors or management, or in conjunction with an initial public offering.

          8.2.13 Restricted Investment. Make or have, or permit any Subsidiary of Borrowers to make or have, any Restricted Investment.

          8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Guarantor or a Subsidiary of Borrowers.

          8.2.15 Subordinated Debt. Make any payments of Subordinated Debt in violation of the corresponding subordination agreement(s).

     8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrowers covenant and agree that unless otherwise consented to by Agent in writing, they shall:

          8.3.1 Minimum Adjusted Net Worth. Maintain at all times a Net Worth (determined without regard to write-downs of intangibles) of not less than the following amounts at the end of the following quarterly periods:

                Period                             Net Worth
                ------                             ---------
Quarter ending March 31, 2004 and each
quarter end through March 31, 2005         $8,500,000;

Quarter ending June 30, 2005 and each
quarter end through March 31, 2006         $8,500,000 plus 25% of positive
                                           Net Income for each quarter being
                                           tested on a cumulative basis; and

Quarter ending June 30, 2006 and each      An amount equal to the required
quarter end through the end of the Term    amount for the immediately prior
                                           quarter plus 50% of the positive Net
                                           Income for each quarter being tested
                                           on a cumulative basis.

          8.3.2 Fixed Charge Coverage Ratio. Commencing March 31, 2004, maintain at all times a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00, to be tested monthly on a trailing twelve (12) month basis.

          8.3.3 Bad Debt Reserve Ratio. Commencing March 31, 2004, maintain a Bad Debt Reserve Ratio of not less than .55 to 1, to be tested monthly.

          8.3.4 Maximum Inter-company Transactions. Borrowers shall not make payments on account of management expenses and interest expenses to Guarantor or TDA Industries, Inc. in an amount in excess of the amounts permitted in Section
8.2.4 of this Agreement.

SECTION 9. CONDITIONS PRECEDENT

     Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and Lenders under the other sections of this Agreement, Lenders shall not be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

     9.1 Documentation. Agent shall have received, in form and substance satisfactory to Lender and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Lender and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel, including without limitation, the following:

          (a) Certificates of Insurance with respect to Borrowers' casualty and liability insurance policies, together with loss payable endorsements on Agent's standard form of Lender Loss Payee naming Agent as lender loss payee;

          (b) Certified copies of (i) resolutions of Borrowers' and Guarantor's respective board of directors authorizing the execution and delivery of this Agreement and the Loan Documents (as applicable) and the performance of all transactions contemplated hereby and thereby, (ii) Borrowers' and Guarantor's by-laws and limited partnership agreements, as applicable, and (iii) incumbency certificates of Borrowers and Guarantor;

          (c) A copy of the Articles or Certificates of Incorporation or Certification of limited partnership, as applicable, of Borrowers and Guarantor, and all amendments thereto, certified by an officer of such Borrower or by the Secretary of State or other appropriate official of their respective jurisdiction of incorporation;

          (d) Good standing certificates for Borrowers and Guarantor, issued by the Secretary of State or other appropriate official of Borrowers' and Guarantor's jurisdiction of incorporation and each jurisdiction where the conduct of Borrowers' businesses activities or the ownership of their Properties necessitates qualification;

          (e) A closing certificate signed by the Chief Executive Officers of Borrowers dated as of the date hereof, stating that (i) the representations and warranties set forth in Section 7 hereof are true and correct on and as of such date, (ii) Borrowers are, on such date, in compliance with all the terms and provisions set forth in this Agreement and (iii) on such date no Default or Event of Default has occurred or is continuing;

          (f) The Security Documents duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;

          (g) The Other Agreements duly executed and delivered by Borrowers;

          (h) The favorable, written opinion of Carlton Fields P.A. and Kantor, Davidoff, Wolfe, Mandelker & Kass, P.C., counsel to Borrowers and Guarantor, as to the transactions contemplated by this Agreement and any of the other Loan Documents;

          (i) An initial Borrowing Base Certificate from Borrowers;

          (j) Appropriate arrangements for payment of all fees and expenses owing hereunder;

          (k) Landlord Waivers for each of Borrowers' locations as listed on
Exhibit 6.1 hereto;

          (l) UCC-1 Financing Statements and/or amendments, as necessary;

          (m) Evidence of Assignments to Agent of a Key-Man Life Insurance Policy on the life of (i) Douglas P. Fields in an amount equal to at least $1,000,000; (ii) James E. Helzer in an amount equal to at least $1,000,000; and
(iii) Frederick M. Friedman in an amount equal to at least $1,000,000;

          (n) Duly executed subordination agreements with respect to the Subordinated Debt from TDA, in favor of Agent;

          (o) Delivery of the original notes for all Accounts that have been converted to note receivables together with an assignment agreement in form and substance satisfactory to Agent in its sole discretion; and

          (p) Such other documents, instruments and agreements as Lender shall reasonably request in connection with the foregoing matters.

     9.2 No Default. No Default or Event of Default shall exist.

     9.3 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents, shall have been satisfied or waived by Lender in writing.

     9.4 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

          10.1.1 Payment of Obligations. Borrowers, or any of them, shall: (i) fail to make any payment of interest, fees, expenses or principal under the Term Loan or other Obligations (except those described in clause (ii) hereof) payable under this Agreement on the due date thereof and such failure shall continue without cure for three (3) days, provided that such three (3) day cure period shall not be applicable if such payments are due and payable due to maturity, or on demand or acceleration following an Event of Default; or (ii) fail to make any payment of principal under the Revolving Credit Loans on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

          10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrowers, any Subsidiary of Borrowers or Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

          10.1.3 Breach of Specific Covenants. Borrowers, or any of them, shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 5.3, 6.1, 6.2, 6.4, 6.5, 8.1, 8.2 (other than subsection 8.2.5, but only to the extent set forth in subsection 10.1.4) or 8.3 hereof, on the date that Borrowers are required to perform, keep or observe such covenant.

          10.1.4 Breach of Other Covenants. Borrowers, or any of them, shall fail or neglect to keep or observe (i) any covenant contained in subsection
8.2.5 (b) or (c), to the extent any Lien referred to therein and which Borrowers have suffered to exist has been created or arises without Borrowers' knowledge or consent or (ii) any other covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and in either case the breach of such covenant is not cured to Agent's or Majority Lenders' satisfaction within twenty (20) days after the sooner to occur of Borrowers' receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of Borrowers.

          10.1.5 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or Borrowers, or any of them, shall default in the performance or observance of any covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

          10.1.6 Other Defaults. There shall occur any default or event of default which is continuing on the part of Borrowers, or any of them, under any agreement, document or instrument to which Borrowers are a party or by which Borrowers or any of their Property is bound, creating or relating to any Indebtedness (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

          10.1.7 Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance shall have occurred, and such loss, theft, damage or destruction shall have a material adverse effect on Borrowers' financial condition, Property or business prospects.

          10.1.8 Adverse Changes. There shall occur any material adverse change in the financial condition, Property or business prospects of Borrowers.

          10.1.9 Insolvency and Related Proceedings. Borrowers, or any of them, or any Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrowers, any Subsidiary of Borrowers or any Guarantor under the Bankruptcy Code (if against Borrowers, any Subsidiary of Borrowers or any Guarantor, the continuation of such proceeding for more than sixty (60)
days), or Borrowers or any Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

          10.1.10 Business Disruption. There shall occur a cessation of a substantial part of the businesses of Borrowers, or any of them, or any Subsidiary of Borrowers for a period which significantly affects Borrowers' or such Subsidiary's capacity to continue their businesses, on a profitable basis; or Borrowers or any Subsidiary, if existing, of Borrowers shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrowers or such Subsidiary which is necessary to the continued or lawful operation of their business; or Borrowers or any Subsidiary shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of their business affairs.

          10.1.11 Change of Ownership; etc. The Guarantor shall cease to own or control, beneficially and of record, all of the issued and outstanding capital stock of Borrowers, or Douglas P. Fields shall cease to own or control beneficially, at least fifteen percent (15%) of the issued and outstanding capital stock of the Guarantor or Borrowers, or Frederick M. Friedman shall cease to own or control beneficially, at least fifteen percent (15%) of the issued and outstanding capital stock of the Guarantor or Borrowers, or Douglas
P. Fields, Frederick M. Friedman and James E. Helzer shall cease to be actively engaged in the senior management of Borrowers' business affairs, or upon any sale or transfer permitted hereunder by the Guarantor of the issued and outstanding capital stock of Borrowers, the Guarantor shall fail to then deliver to Agent a writing executed by the Guarantor confirming the continuing effectiveness of the Guaranty Agreement executed by it in favor of the Agent, which writing shall contain a reaffirmation by the Guarantor of its continuing liability under the Surety Agreement in accordance with its terms.

          10.1.12 ERISA. A Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrowers, any Subsidiary of Borrowers or any Guarantor are in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrowers', such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan.

          10.1.13 Challenge to Agreement. Any Borrower, any Subsidiary of any Borrower or any Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent or any Lender.

          10.1.14 Repudiation of or Default Under Surety Agreement. Any Guarantor shall revoke or attempt to revoke the Surety Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

          10.1.15 Criminal Forfeiture. Any Borrower, any Subsidiary of any Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of such Borrower, any Subsidiary of such Borrower or any Guarantor.

          10.1.16 Judgments. Any money judgment, writ of attachment or similar process, singly, or in the aggregate, in each case in excess of Two Hundred Fifty Thousand Dollars ($250,000), is filed against Borrowers, or any of them, any Subsidiary of any Borrower or any Guarantor, or any of their respective Property and such judgment, writ of attachment or similar process is not satisfied, bonded to the satisfaction of Lender or stayed, in each case within 45 days of such filing.

     10.2 Acceleration of the Obligations. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Agent, (but subject to the written direction of Majority Lenders) and without presentment, demand protest or further notice by Agent or any Lender, become at once due and payable, and Borrowers shall forthwith pay to Agent for the benefit of Lenders the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand.

     10.3 Other Remedies. Upon and after the occurrence of an Event of Default, Agent shall have and may exercise from time to time the following rights and remedies:

          10.3.1 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

          10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrowers, Borrowers agree not to charge Agent or Lenders for storage thereof).

          10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrowers agree that ten (10) days written notice to Borrowers of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrowers' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations.

          10.3.4 Agent is hereby granted a license or other right to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrowers' rights under all licenses and all franchise agreements shall inure to Agent's benefit.

          10.3.5 Agent may, at its option, require Borrowers to deposit with Agent funds equal to the LC Amount. Any such deposit shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

     10.4 Payments after an Event of Default. The proceeds realized from the sale of any Collateral may be applied as follows:

     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of Agent in connection with enforcing the rights of the Lenders under this Agreement and the other Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

     SECOND, to payment of any fees owed to Agent;

     THIRD, to the payment of all of the Obligations (other than Obligations arising under any Hedging Agreement) consisting of accrued fees and interest;

     FOURTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letter of Credit or LC Guaranty);

     FIFTH, to all other Obligations and other obligations which shall have become due and payable under the other Loan Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FOURTH" above;

     SIXTH, to the payment of all Obligations of the Borrowers to the Agent, Agent's Affiliates, Bank or Bank Affiliates arising out of any Hedging Agreement or cash management services which have not been reserved for by Agent;

     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its Pro Rata Share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH" and "FIFTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "FOURTH" above are attributable to the issued but undrawn amount of and outstanding Letter of Credit or LC Guaranty, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the issuer from time to time for any drawings under such Letter of Credit or LC Guaranty and (B) then, following the expiration of all Letters of Credit and LC Guaranties, to all other obligations of the types described in clauses "FOURTH", "FIFTH" and "SIXTH" above in the manner provided in this Section 10.4.

     Notwithstanding anything to the contrary contained in this Section 10.4, Agent and FCC in its capacity as Lender, shall have the exclusive right to apply any proceeds owing to Borrowers or Guarantor from Agent, Agent's Affiliates, Bank or Bank's Affiliates under any Hedging Agreement against the Obligations owing to Agent and/or FCC in its capacity as Lender prior to any distribution in accordance with clauses "FIRST" through "SEVENTH" above.

     10.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Surety Agreement given to Agent or any Lender or contained in any other agreement between Agent or any Lender and Borrowers or Guarantor, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Agent or any Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent or any Lender and directed to Borrowers.

SECTION 11. AGENT

     As between Agent, on one hand, and Lenders, on the other hand, Agent and each Lender, who are now or shall become parties to this Agreement, agrees as follows (and the Borrowers hereby consent to, and approve, such agreement):

     11.1 Appointment and Authorization. Each Lender, and each subsequent holder of any of the Notes by its acceptance thereof, hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, LC Guaranties, this Agreement, the other Loan Documents and all related documents in accordance with its usual practices. The rights, privileges and remedies accorded to the Agent hereunder shall be exercised by Agent on behalf of and for the ratable benefit of all Lenders.

     11.2 General Immunity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such action or omission are caused solely from its or their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent at the direction of Majority Lenders.

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

     11.3 Consultation with Counsel. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel or advisors.

     11.4 Documents. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Notes or any other Loan Document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

     11.5 Rights as a Lender. With respect to its applicable Pro Rata Share in each of the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. Subject to the provisions of this Agreement, Agent may lend money to and generally engage in any kind of business with Borrowers and its Affiliates as if it were not Agent.

     11.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Default or Event of Default, has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lenders pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Agent and Lenders that Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of any Borrower, except as Agent in its reasonable discretion deems appropriate and in accordance with the terms of this Agreement. The relationship between Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute Agent a joint venturer with any Lender, a trustee or fiduciary for any Lender or for the holder of a participation therein nor impose on Agent duties and obligations other than those set forth herein.

11.7 Collections and Disbursements.
     ------------------------------

          (a) Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws or payments made under the Letters of Credit or LC Guaranties respectively, together with all fees, charges or other amounts due under this Agreement and the other Loan Documents, and Agent will remit to each Lender, according to its applicable Pro Rata Percentage, all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established from time to time. Settlements (including adjustments of the proportionate shares among the Lenders) shall occur weekly in accordance with Section 3.1.6 on the Settlement Dates, or more frequently as determined by Agent. Between Settlement Dates, all collections and payments shall first be applied to reduce the outstanding principal balance of the Revolving Credit Loans and if FCC is the Agent, collections and payments received between Settlement Dates shall be used to reduce FCC's proportionate share of the Revolving Credit Loans.

          (b) If any such payment received by Agent or FCC in its capacity as the issuer of Letters of Credit or LC Guaranties is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the other Loan Documents, each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

          (c) All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Loans, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 11.16. In the event that any Lender shall receive any payments in reduction of the Loans in an amount greater than its applicable Pro Rata Percentage in respect of Obligations to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable Pro Rata Share of the other Lenders as determined by Agent.

     11.8 Indemnification. Lenders hereby each indemnify Agent (and Agent's Affiliates with respect to Letters of Credit and LC Guaranties) ratably according to the respective amounts of each Lender's Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or Agent's Affiliates as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent (or Agent's Affiliates, as the case may be) under or related to this Agreement or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's (or Agent's Affiliate's, as the case may be) gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent (or Agent's Affiliates, as the case may be) at the direction of Majority Lenders. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this Section.

     11.9 Expenses.
          ---------

          (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrowers, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination work-out, forbearance and enforcement of the Loans (including, without limitation, audit expenses, counsel, consultant and expert fees and expenditures to protect, preserve and defend Agent's, and each Lender's rights and interest under this Agreement and under the other Loan Documents) as provided elsewhere in this Agreement shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

          (b) Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

     11.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the other Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of each Borrower. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any obligor or any Account Debtor of any Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of any Borrower; or the sufficiency, authenticity, legal effect, validity or enforceability of this Agreement or the other Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by any Borrower of any obligation under this Agreement or the Loan Documents.

     11.11 Reporting. During the term of this Agreement, Agent will promptly furnish each Lender with copies of all notices and financial statements of Borrowers required to be delivered or obtained hereunder and such other financial statements and reports and other information in Agent's possession as any Lender may reasonably request. Agent will promptly notify Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

     11.12 Removal of Agent. Agent may resign at any time upon giving thirty
(30) days prior written notice thereof to Lenders and Borrowers. Agent may be removed as Agent hereunder upon the written consent of all Lenders exclusive of Agent upon the following: (i) willful misconduct in the performance of Agent's duties or responsibilities under this Agreement as finally determined by a court of competent jurisdiction; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, Lenders (exclusive of Agent) shall have the right to appoint a successor Agent by majority vote of the other Lenders (based upon the Pro Rata Percentages of the other Lenders). Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

     11.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lenders (or, if applicable, Majority Lenders), Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lenders (or, if applicable, Majority Lenders). Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Notes.

     11.14 Several Obligations. The obligation of each Lender is several, and neither Agent nor any other Lender shall be responsible for the obligation and commitment of any other Lender.

     11.15 Consent of Lenders.
           -------------------

          (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Loan Documents, including, without limitation, the credit judgment with respect to the making of Loans and the determination as to the basis on which and extent to which Loans may be made and, upon consultation with Agent's Affiliates, the determination as to whether draws should be honored for Letters of Credit.

          (b) Notwithstanding anything to the contrary contained in Section 11.15(a) above, Agent shall not without the prior written consent of all
Lenders: (i) extend any payment date under the Notes or the Term of this Agreement; (ii) reduce any interest rate applicable to any of the Loans, any fee payable to Lenders hereunder or any fee for any Letter of Credit or LC Guaranty;
(iii) increase the Total Credit Facility; (iv) waive any Event of Default under
Section 10.1.1 and Section 10.1.2; (v) compromise or settle all or a portion of the Obligations; (vi) release any obligor from the Obligations except in connection with termination of the Revolving Credit Facility and the Term Loan and full payment and satisfaction of all Obligations; (vii) amend the definition of Majority Lenders; (viii) amend this Section 11.15(b); or (ix) release Collateral in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year provided that Agent may, in its discretion and without the consent of any Lenders, release insurance proceeds collected under
Section 6.1.2 to Borrowers to permit the repair, reconstruction or replacement of the loss or damage to Collateral.

          (c) Notwithstanding anything to the contrary contained in Section 11.15(a) above, and subject to any applicable limitation set forth in Section 11.15(b) above, Agent shall not, without the prior written consent of Majority
Lenders: (i) waive any Event of Default; (ii) consent to any Borrower's taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the other Loan Documents; or (iii) amend or modify or agree to an amendment or modification of this Agreement.

          (d) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders and, unless otherwise directed by Majority Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under this Agreement or the other Loan Documents and available at law or in equity to protect the rights of Agent and Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions brought against any Borrower or to collect the Obligations, or defending any and all actions brought by any Borrower or other Person; or incurring expenses or otherwise making expenditures to protect the Collateral, the Loans or Agent's or any Lenders' rights or remedies.

     11.16 Participations and Assignments. Each Borrower hereby acknowledges and agrees that any Lender may at any time (subject to the prior written consent of Agent): (a) grant participations in up to forty-nine percent (49%) of its Pro Rata Share of the Loans and of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office of such Lender or to any Participating Lender; provided, however, that: (i) all amounts payable by Borrowers to each Lender hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participating Lender if such amendment, modification or waiver would reduce the principal of or rate of interest on the Loans, increase the amount of the Total Credit Facility, or postpone the date fixed for any scheduled payment of principal of or interest on the Loans; and (C) shall not relieve such Lender from its obligations, which shall remain absolute, to (subject to the terms and conditions hereof) make Loans hereunder; and (b) assign, pursuant to a written assignment and acceptance in form and substance satisfactory to Agent (the "Assignment") all or any percent of its Pro Rata Share of the Loans, or any right, title and interest therein or in and to this Agreement to any financial institution so long as (i) after any such assignment occurs, the Pro Rata Share of each Lender under this Agreement equals at least $5,000,000, (ii) Agent consents to such assignment in writing, which consent shall not be unreasonably withheld, and (iii) Agent receives an assignment fee from the assigning Lender (not reimbursable by or chargeable to the Borrowers) of $3,500. Upon the execution by the assignor and assignee of the Assignment, and delivery to Agent of the Assignment for acceptance, the assigning Lender shall, to the extent provided in the Assignment, be released from its obligations under this Agreement and the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment have the rights and obligations of a Lender hereunder. All Participations and assignments hereunder shall be of all of the Loans in the same proportion as is the Pro Rata Percentage of all Loans of the Lender making the assignment or granting the Participation. Each Borrower agrees that it will use its best efforts to assist and cooperate with Agent in any manner reasonably requested by Agent to effect the sale of participations in or assignments pursuant to this Section 11.16, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Agent may disclose credit information regarding such Borrower to any potential participant or assignee.

     11.17 Borrowers' Consent. Any amendment to Section 11 (other than Section 11.16) of this Agreement shall not require Borrower's consent.

SECTION 12. MISCELLANEOUS

     12.1 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact), coupled with an interest, solely for the purposes set forth below, and Agent, or Agent's agent, may, without notice to such Borrower and in either Borrower's or Agent's name, but at the cost and expense of such Borrower:

          12.1.1 At such time or times upon or after the occurrence of a Default or an Event of Default as Agent or said agent, in its sole discretion, may determine, endorse such Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

          12.1.2 At such time or times upon or after the occurrence of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the names of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the names of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use such Borrower's stationery and sign the names of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, and any other Collateral; (xi) make and adjust claims under policies of insurance, and (xii) do all other acts and things necessary, in Agent's determination, to fulfill such Borrower's obligations under this Agreement.

     12.2 Indemnity. Borrowers hereby agree to indemnify Agent and hold Agent harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent (including reasonable attorneys fees and legal expenses) as the result of Borrowers' failure, or alleged failure, to observe, perform or discharge Borrowers' duties hereunder. In addition, Borrowers shall defend Agent and each Lender against and save each harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent and each Lender by any Person under any Environmental Laws or similar laws by reason of Borrowers' or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

     12.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended except by an agreement in writing signed by Borrowers, Agent and Lenders. Borrowers may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrowers' rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrowers hereby consent to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, any Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were "Lender" hereunder, and Lender shall be relieved of all obligations hereunder upon any such assignments. Borrowers agree that they will use their best efforts to assist and cooperate with the transferring Lender in any manner reasonably requested by such Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrowers further agree that each Lender may disclose credit information regarding Borrowers and their Subsidiaries to any potential participant or assignee.

     12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers, Agent and each Lender permitted under
Section 12.3 hereof.

     12.6 Cumulative Effect, Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made coextensive with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, five (5) days after deposit in the mail, postage prepaid, or one (1) Business Day after deposit with an overnight courier or in the case of facsimile notice, when sent, addressed as follows:

If to Agent:         Fleet Capital Corporation
                     200 Glastonbury Boulevard
                     Glastonbury, Connecticut  06033
                     Attention: Loan Administration Manager
                     Facsimile No.: 860-657-7759

With a copy to:      Blank Rome LLP
                     One Logan Square
                     Philadelphia, PA  19103
                     Attention: Harvey I. Forman, Esquire
                     Facsimile No.: 215-832-5555


If to Lenders:       To the address for each Lender set forth on Annex I hereto.

If to Borrowers:     JEH/Eagle Supply, Inc., Eagle Supply, Inc. and/or
                     JEH/Eagle, L.P.
                     c/o Eagle Supply Group, Inc.
                     122 East 42nd Street, Suite 1618
                     New York, NY  10168
                     Attention: Frederick M. Friedman, Executive Vice President
                     Facsimile No.:  212-972-0326

With a copy to:      Eagle Supply Group, Inc.
                     122 East 42nd Street, Suite 1618
                     New York, NY  10168
                     Attention: Frederick M. Friedman, Executive Vice President
                     Facsimile No.: 212-972-0326

With a copy to:      until June 30, 2004 at:
                     Carlton Fields
                     One Harbour Place
                     777 South Harbour Island Drive
                     Tampa, Florida  33602
                     Attention: Thomas Snow, Esquire
                     Facsimile No.: 813-229-4133

                     at all times after June 30, 2004 at:
                     Carlton Fields
                     Corporate Center Three at International Plaza 4221 West Boy Scout
                     Tampa, Florida  33607
                     Attention: Thomas Snow, Esquire
                     Facsimile No.: 813-229-4133

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8, provided, however, that any notice, request or demand to or upon Agent pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent. Any notice provided hereunder to any Borrower shall be deemed to have been provided to, and shall bind and be effective against, all Borrowers.

     12.9 Lender's Consent. Whenever Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction condition or event, Agent or any Lender shall be authorized to give or withhold such sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     12.10 Credit Inquiries. Borrowers hereby authorize and permit Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrowers or any of their Subsidiaries.

     12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     12.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN PHILADELPHIA, PENNSYLVANIA. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OR ANY LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWERS, AGENT OR ANY LENDER, BORROWERS HEREBY CONSENT AND AGREE THAT THE SUPREME COURT OF THE STATE OF NEW YORK, SITTING IN NEW YORK COUNTY, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS, AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY, SUCH COURT. BORROWERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS,

COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS' ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     12.15 WAIVERS BY BORROWERS. BORROWERS WAIVE (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFY AND CONFIRM WHATEVER AGENT MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. BORROWERS ACKNOWLEDGE THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH BORROWERS. BORROWERS WARRANT AND REPRESENT THAT THEY HAVE REVIEWED THE FOREGOING WAIVERS WITH THEIR LEGAL COUNSEL AND HAVE KNOWINGLY AND VOLUNTARILY WAIVED THEIR JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.16 Parties to Act in a Commercially Reasonable Manner. Each party hereto agrees to act at all times in their dealings with the other party hereto in a commercially reasonable manner.

SECTION 13. SPECIAL INTER-BORROWER AND GUARANTOR PROVISIONS

     13.1 Certain Borrower and Guarantor Acknowledgments and Agreements.

          13.1.1 Each Borrower and Guarantor acknowledge that it will enjoy significant benefits from the business conducted by the other Borrower because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Total

Credit Facility on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower and Guarantor has determined that it is in its best interest to procure the Total Credit Facility which each Borrower may utilize directly and which receive the credit support of the other Borrower as contemplated by this Agreement and the other Loan Documents.

          13.1.2 The Agent has advised the Borrowers that Agent and Lenders are unwilling to enter into this Agreement and the other Loan Documents and make available the Total Credit Facility extended hereby to any Borrower unless each Borrower and Guarantor agree, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of Borrowers under this Agreement and other Loan Documents. Each Borrower and Guarantor has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to Borrowers of the Total Credit Facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with the other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

          13.1.3 Each Borrower and Guarantor has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 13.1) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower and Guarantor has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower and Guarantor from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 13.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

          13.1.4 Guarantor (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 13. Guarantor shall make copies of such records available to the Agent, upon request.

     13.2 Maximum Amount Of Joint and Several Liability. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower and Guarantor hereunder and under the other Loan Documents invalid or unenforceable, such Borrower's and Guarantor's obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower's and Guarantor's obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this
Section 13.2 were not a part of this Agreement.

     13.3 Authorization of Guarantor by Borrowers.
          ----------------------------------------

          13.3.1 Each of the Borrowers hereby irrevocably authorizes Guarantor to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Loan Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and the Agent may rely on any notice, request, information supplied by Guarantor, every document executed by Guarantor every agreement made by Guarantor or other action taken by Guarantor in respect of the Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

          13.3.2 Borrowers and Guarantor acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Loans hereunder. Each of the Borrowers and Guarantor, shall be jointly and severally liable for all Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Loan.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year specified at the beginning of this Agreement.

                                    JEH/EAGLE SUPPLY, INC.

                                    By:      /s/ Frederick M. Friedman
                                    -------------------------------------------
                                    Name:    Frederick M. Friedman
                                    Title:   Executive Vice President

                                    EAGLE SUPPLY, INC.

                                    By:      /s/ Frederick M. Friedman
                                    -------------------------------------------
                                    Name:     Frederick M. Friedman
                                    Title:    Executive Vice President

                                    JEH/EAGLE, L.P.
                                    By: JEH/Eagle Supply, Inc.
                                    Its General Partner

                                    By:      /s/ Frederick M. Friedman
                                    -------------------------------------------
                                    Name:    Frederick M. Friedman
                                    Title:   Executive Vice President

                                    AGENT:

                                    FLEET CAPITAL CORPORATION

                                    By:      /s/ Robert Mahoney
                                    -------------------------------------------
                                    Name:  Robert Mahoney
                                    Title:    Senior Vice President

                  SIGNATURES S-1 TO LOAN AND SECURITY AGREEMENT

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                    DOCUMENTATION AGENT:

                                    GENERAL ELECTRIC CAPITAL
                                    CORPORATION

                                    By: /s/ Pieter Smit
                                    -------------------------------------------

                                    Name: Pieter Smit
                                    -------------------------------------------

                                    Title: Duly Authorized Signatory
                                    -------------------------------------------


                                    LENDERS:

                                    FLEET CAPITAL CORPORATION

                                    By: /s/ Robert Mahoney
                                    -------------------------------------------
                                    Name: Robert Mahoney
                                    Title:   Senior Vice President

                                    GENERAL ELECTRIC CAPITAL
                                    CORPORATION

                                    By: /s/ Pieter Smit
                                    -------------------------------------------

                                    Name: Pieter Smit
                                    -------------------------------------------

                                    Title: Duly Authorized Signatory
                                    -------------------------------------------


                  SIGNATURES S-2 TO LOAN AND SECURITY AGREEMENT

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                    AGREED TO AND ACKNOWLEDGED,
                                    INTENDING TO BE LEGALLY BOUND:

                                    GUARANTOR:

                                    EAGLE SUPPLY GROUP, INC.

                                    By: /s/ Frederick M. Friedman
                                    -------------------------------------------
                                    Name: Frederick M. Friedman,
                                    Title: Executive Vice President & Treasurer











                  SIGNATURE S-3 TO LOAN AND SECURITY AGREEMENT

                                     ANNEX I

                               SCHEDULE OF LENDERS

                                               PRO RATA          PRO RATA
                                          SHARE OF LOANS    PERCENTAGE OF LOANS
                                          --------------    -------------------

Fleet Capital Corporation                    $30,000,000          50.00%
200 Glastonbury Boulevard
Glastonbury, CT  06033
Attn:  Loan Administration Manager
Facsimile:  860-657-7759

General Electric Capital Corporation         $30,000,000           50.00%
201 Merritt 7
Norwalk, CT 06851
Attn: Pieter Smit
Facsimile:  203-956-4239

                                   APPENDIX A
                               GENERAL DEFINITIONS

     When used in the Second Amended and Restated Loan and Security Agreement dated as of March __, 2004, by and among Fleet Capital Corporation, as Agent, General Electric Capital Corporation, as Documentation Agent, the financial institutions identified as "Lender" on Annex I attached thereto, and JEH/Eagle Supply, Inc., Eagle Supply, Inc., and JEH/Eagle, L.P., the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     Account Debtor - any Person who is or may become obligated under or on account of an Account.

     Accounts - all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by any Borrower or in which any Borrower now has or hereafter acquires any interest.

     Affiliate - a Person (other than a Subsidiary, James E. Helzer and his wife, and any Persons affiliated with the foregoing): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; or (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

     Agreement - the Second Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A.

     Applicable Inventory Sublimit - an amount equal to $27,500,000.

     Availability - the amount of money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lenders may have paid for the account of Borrowers pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers) and any established reserves, is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

     Bad Debt Reserve Ratio - (i) the amount of Borrowers' bad debt reserve divided by (ii) the aggregate amount of all of Accounts of Borrowers' evidenced by an instrument (to include note receivables) plus all other Accounts that are ninety (90) days past the due date.

     Bank - Fleet National Bank or such other institution as Lender may hereafter designate

     Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as asubstitute therefor shall be the Base Rate.

     Base Rate Loans - collectively, the Revolving Credit Base Rate Loans and the Term Base Rate Loan.

     Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

         (i)   The Revolving Credit Limit; or

         (ii)  an amount equal to:

               (a) up to eighty percent (80%) of the net amount of Eligible Accounts outstanding at such date;

                                      PLUS

               (b) an amount equal to the lesser of (1) the Applicable Inventory Sublimit, (2) up to sixty percent (60%) of the value of the Eligible Inventory or (3) up to eighty five percent (85%) of the net orderly liquidation value of the Eligible Inventory.

                                      MINUS

               (c) without duplication, the amount of any reserves and any amounts which Agent or Lenders shall have paid pursuant to any of the Loan Documents for the account of Borrowers and which have not been reimbursed by Borrowers.

                                      MINUS

               (d) the LC Amount.

               For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

     Borrowing Base Certificate - that certificate signed by the chief financial officer of Borrowers showing the status of Borrowers' Accounts and Inventory, outstanding Revolving Credit Loans and other information, in the form of Exhibit A-1 to the Agreement.

     Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed.

     Capital Adequacy Amount, Capital Adequacy Demand and Capital Adequacy Rules -each as defined in Section 2.7 of the Agreement.

     Capital Expenditures - cash expenditures made for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, but excluding expenditures for the replacement of any assets leased under a Capitalized Lease Obligation in connection with a casualty or loss thereof.

     Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the Loans are reset in accordance with the Agreement.

     Code - the Uniform Commercial Code as adopted and in force in the State of New York, as from time to time in effect.

     Collateral - all of the Property and interests in Property described in
Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

     Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

     Continuation - as defined in subsection 3.1.4 of the Agreement.

     Conversion - as defined in subsection 3.1.4 of the Agreement.

     Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

     Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

     Default Rate - as defined in subsection 2.1.3 of the Agreement.

     Deposit Accounts - all now existing or hereafter acquired or arising deposit accounts, investment accounts, commercial paper, and certificates of deposit of every nature, wherever located and all documents and records associated therewith.

     Distributions - in respect of any corporation means and includes (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of such Securities.

     Dominion Account - a special blocked account owned and established by Borrowers pursuant to the Agreement at a bank selected by Borrowers, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

     EBITDA - Borrowers' net income, plus interest expense, plus taxes, plus depreciation, plus amortization, plus non-cash charges resulting from changes in accounting principles, plus accrued but unpaid inter-company management fees and other non-cash inter-company charges, calculated on a Consolidated basis in accordance with GAAP.

     Eligible Account - an Account arising in the ordinary course of any Borrower's business from the sale of goods or rendition of services which Agent, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

     1. it arises out of a sale made by any Borrower to a Subsidiary or an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower; or

     2. it is unpaid for more than sixty (60) days after the original due date calculated pursuant to the payment terms reflected on the invoice or is outstanding more than ninety (90) days from the invoice date; provided however, that Agent and Lenders in their sole discretion may permit up to $3,000,000 of Accounts aged not more than one hundred twenty (120) days from invoice date, for Account Debtors which are approved by Agent and Lenders, in its sole discretion, on a case-by-case basis to be included as Eligible Accounts; or

     3. forty percent (40%) (to be reduced to 25% as of July 31, 2004) or more of the Accounts from the Account Debtor (referred to as cross age) are not deemed Eligible Accounts hereunder; or

     4. the total unpaid Accounts of the Account Debtor exceed fifteen percent (15%) of the net amount of all Eligible Accounts, to the extent of such excess; or

     5. any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

     6. the Account Debtor is also such Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to such Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

     7. the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

     8. it arises from a sale to an Account Debtor outside the United States, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion; or

     9. it arises from a sale to the Account Debtor on a guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis, or it arises from bill and hold sales in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000); or

     10. Agent believes, in its reasonable judgment, that collection of such Account is insecure or that payment thereof is doubtful or will be delayed by reason of the Account Debtor's financial condition; or

     11. the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless a Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C.ss. 203 et seq., as amended); or

     12. the Account is not at all times subject to Agent's duly perfected, first priority security interest or if it is subject to a Lien other than a Permitted Lien; or

     13. the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by a Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

     14. the total unpaid Accounts of the Account Debtor exceed a credit limit determined by Agent, in its reasonable discretion, to the extent such Account exceeds such limit; or

     15. the Account is evidenced by chattel paper or an instrument (including note receivables) of any kind, or has been reduced to judgment; or

     16. any Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

     17. such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or

     18. such Account includes finance charges, late charges or similar type charges or fees, to the extent of such charges and fees; or

     19. such Account is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

     Eligible Inventory - such Inventory of each Borrower (other than packaging materials and supplies) which Agent, in its sole credit judgment, deems to be Eligible Inventory, valued based on an average cost methodology. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

     (i) it does not consist of finished goods that are, in Agent's opinion, readily marketable in their current form; or

     (ii) it is not in good, new and saleable condition; or

     (iii) it is obsolete or unmerchantable or remains unsold and on Borrowers' books and records for more than one year; or

     (iv) it does not meet all standards imposed by any governmental agency or authority; or

     (v) it does not conform in all respects to the warranties and representations set forth in the Agreement,

     (vi) it is not at all times subject to Agent's duly perfected, first priority Lien and no other Lien except a Permitted Lien; or

     (vii) it is not situated at a location in compliance with the Agreement or is in transit.

     Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

     Equipment - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description owned or used in each Borrower's operations in which such Borrower has an interest, whether now owned or hereafter acquired by such Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

     ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

     Event of Default - as defined in Section 10.1 of the Agreement.

     Existing Loan Documents - that certain Amended, Restated and Consolidated Loan and

Security Agreement, as amended from time to time, by and among Fleet Capital Corporation, as Lender, and Borrowers, that certain Amended, Restated and Consolidated Revolving Credit Note, that certain Amended, Restated and Consolidated Equipment Note, Amended, Restated and Consolidated Acquisition Note, the Surety Agreement from Guarantor, each dated June 20, 2000, as such agreements and instruments have been amended, restated, supplemented or replaced from time to time, and each other document executed in connection therewith.

     Fixed Charge Coverage Ratio - the ratio of (a) EBITDA, minus unfunded Capital Expenditures (for purposes hereof, use of a Revolving Credit Loan for a Capital Expenditure will be considered an unfunded Capital Expenditure) made during such period, minus Net Cash Payments for Taxes made during the period measured to (b) all principal payments and accrued interest expense and Capitalized Lease Obligations, to be calculated on a trailing twelve (12)-month basis.

     GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

     General Intangibles - as defined in the Code and includes all personal Property of each Borrower (including, without limitation, payment intangibles and software) other than goods, Accounts, commercial tort claims, deposit accounts, investment property, letters of credit, money and oil, gas and other minerals before extraction, whether now owned or hereafter created or acquired by any Borrower.

     Guarantor - Eagle Supply Group, Inc. and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations pursuant to a Surety Agreement.

     Hedging Agreements - any documentation evidencing any interest rate swap, interest "cap" or "collar" or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. ss. 101 et seq., as amended) between any Borrower and FCC or any Affiliate of FCC.

     Indebtedness - as applied to a Person means, without duplication:

     (i) all items, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

     (ii) all obligations of other Persons which such Person has guaranteed; and

     (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and

     (iv) in the case of Borrowers, without duplication, the Obligations and each Borrower's obligations under and pursuant to the applicable Asset Purchase Agreement.

     Interest Period - for any LIBOR Rate Loan the period commencing on the date of the borrowing thereof and ending on the last day of the period selected by Borrowers pursuant to the provisions contained herein. The duration of each such Interest Period shall be for 30, 60, 90 or 180 days, in each case as Borrowers may select, pursuant to an appropriate notice of borrowing, notice of Continuation or notice of Conversion; provided, however, that Borrowers may not select any Interest Period that ends after the last day of the Term. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended so as to occur on the next succeeding Business Day; provided, however, if such extension would cause the last day of such Interest Period to occur during the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

     Inventory - as defined in the Code and includes all of each Borrower's Inventory, whether now owned or hereafter acquired, including, without limitation, all goods intended for sale or lease by such Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in any Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by a Borrower.

     Investment Property - as defined in the Code.

     LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

     LC Guaranty - any guaranty pursuant to which Bank or any Affiliate of Bank shall guaranty the payment or performance by a Borrower(s) of its/their reimbursement obligation under any letter of credit.

     Letter of Credit - any letter of credit issued by Bank or any Affiliate of Bank for the account of a Borrower(s).

     LIBOR Rate - shall mean, with respect to the Interest Period applicable to the borrowing of a LIBOR Rate Loan, the rate obtained (rounded upwards to the nearest 1/100 of 1%) by dividing (i) the rate of interest per annum offered to the Bank in the London interbank foreign currency deposits market as of approximately 9:00 A.M. (Eastern time) two (2) Business Days prior to the commencement of such Interest Period for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loan for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply, by (ii) a percentage equal to 1 minus the stated Reserve (expressed as a decimal), if any, required to be maintained against "Eurocurrency Liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System as from time to time shall be in effect (or against any other category of liabilities, which includes deposits, by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extension of credit on other assets, which includes loans by a non-U.S. office of Bank or Agent to U.S. residents). In the absence of manifest error, each determination by Agent of the applicable LIBOR Rate shall be deemed conclusive.

     LIBOR Rate Loans - collectively, the Revolving Credit LIBOR Rate Loans and the Term LIBOR Rate Loan.

     Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose(s) of the Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

     Loan Documents - the Agreement, the Other Agreements and the Security Documents.

     Loans - collectively, the Revolving Credit Loans, the Term Loan and all other loans and advances of any kind made by any Lender pursuant to the Agreement.

     London Business Day - Any Business Day on which banks in London, England are open for business.

     Majority Lenders - at any time, Lenders holding Pro Rata Percentages aggregating at least 51% at such time.

     Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to a Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to a Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (iv) Indebtedness of a Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Borrower.

     Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

     Net Cash Payment for Taxes - an amount equal to the greater of (a) Zero Dollars ($0) and (b) the difference between taxes actually paid during a designated period, less any refunds or rebates actually received during such period.

     Net Worth - at any date, means with respect to any Person, an amount equal to assets minus liabilities, as shown on a balance sheet at such date prepared in accordance with GAAP.

     Notes - collectively, the Second Amended, Restated and Consolidated Revolving Credit Note and the Second Amended, Restated and the Second Amended, Restated and Consolidated Term Note.

     Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, including reimbursement obligations on Letters of Credit and LC Guaranties, together with all interest, fees, costs, expenses and other charges thereon, owing, arising, due or payable from Borrowers, or any of them, to Agent, Agent's Affiliates, Bank or Bank's Affiliates or any Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired (including without limitation, all interest whether accruing before or after the filing of a voluntary or involuntary bankruptcy or other insolvency proceeding and whether or not such interest is an allowable claim in such proceeding), including without limitation any amounts incurred by Agent or Agent's Affiliates, or Bank or Bank's Affiliates in providing any automated clearing house services, cash management services and any amounts incurred under any Hedging Agreements for the benefit of Borrowers. The term "Obligations" includes without limitation, all interest charges, fees, expenses, attorneys' fees, and any other sums chargeable to Borrowers, or any of them, under any of the Loan Documents.

     Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed or delivered by any Borrower, any Subsidiary of any Borrower or any other third party and delivered to Agent and/or any Lender in respect of the transactions contemplated by the Agreement and the Existing Loan Documents, as each may be amended, modified, renewed, extended, replaced, restated or substituted from time to time.

     Overadvance - the amount, if any, by which the aggregate outstanding principal amount the Loans exceeds the Borrowing Base.

     Participating Lender - each Person who shall be granted the right by any Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Agent.

     Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

     Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of a Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of Borrowers at the time outstanding, does not exceed Three Million Dollars ($3,000,000).

     Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

     Plan - an employee benefit plan now or hereafter maintained for employees of a Borrower(s) that is covered by Title IV of ERISA.

     Projections - Borrowers' forecasted Consolidated and consolidating (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, (d) capitalization statements, and (e) prospective Borrowing Base and Availability, all prepared on a consistent basis with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     Pro Rata Percentage - with respect to a Lender, the percentage set forth next to such Lender's name on Annex I to the Agreement.

     Pro Rata Share - with respect to each Lender, the "Pro Rata Share" set forth next to such Lender's name on Annex I to the Agreement.

     Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any real Property or Equipment, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any real Property or Equipment for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

     Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

     Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

     Rentals - as defined in subsection 8.2.9 of the Agreement.

     Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

     Reserve - For any day, that reserve (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to Bank on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Bank is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

     Reserve Percentage - For Bank on any day, that percentage (expressed as a decimal) which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Agent or any Lender is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject) for determining the maximum reserve requirement (including without limitation any basic supplemental, marginal or emergency reserves) for
(i) deposits of United States Dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a LIBOR Rate Loan subject to an LIBOR Rate. The LIBOR Rate shall be adjusted automatically on and as of the effective day of any change in the Reserve Percentage.

     Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

     (i) investments otherwise permitted by this Agreement or investments in one or more Subsidiaries of a Borrower to the extent existing on the Closing Date;

     (ii) Property to be used in the ordinary course of business;

     (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of a Borrower and its Subsidiaries;

     (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

     (v) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

     (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

     Revolving Credit Base Rate - a per annum rate equal to the Base Rate plus 50 basis points.

     Revolving Credit Base Rate Loan - that portion of the Revolving Credit Loans that bears interest at the Revolving Credit Base Rate.

     Revolving Credit Facility - the credit facility established for Borrowers by Agent under and pursuant to the terms of this Agreement under which Revolving Credit Loans may be made from time to time.

     Revolving Credit LIBOR Rate - a per annum rate equal to the sum of the LIBOR Rate plus 250 basis points.

     Revolving Credit LIBOR Rate Loan - that portion of the Revolving Credit Loans on which interest accrues at the Revolving Credit LIBOR Rate.

     Revolving Credit Limit - an amount equal to the amount of the Total Credit Facility minus the outstanding balance of the Term Loan.

     Revolving Credit Loan - Loans made by Lenders as provided in Section 1.1 of the Agreement.

     Revolving Credit Note - collectively, the second amended and restated secured promissory notes to be executed by Borrowers on the Closing Date in favor of each Lender, each in the amount of such Lender's Pro Rata Percentage of the Total Credit Facility, to evidence Borrowers' obligation to repay the Revolving Credit Loans, which shall be in the form of Exhibit A-2 to the Agreement.

     Schedule of Accounts - as defined in subsection 6.4.1 of the Agreement.

     Security - shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

     Security Agreement - that certain Security Agreement in form and substance satisfactory to Agent, to be executed by Guarantor and delivered to Agent, on or before the Closing Date.

     Security Documents - each Surety Agreement, Security Agreement and all other instruments and agreements now or at any time hereafter securing or providing a security interest or collateralization of all or any part of the Obligations, as each may be amended, modified, renewed, extended, replaced, restated or substituted from time to time.

     Settlement Date - the Closing Date and thereafter, Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

     Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

     Subordinated Debt - Indebtedness of Borrowers which by its terms, or by the terms of the agreement pursuant to which such Indebtedness is issued, is subordinated to the Obligations in a manner satisfactory to Agent and Lenders, including without limitation, all Indebtedness of Borrowers to Guarantor, and all Indebtedness of Borrowers to TDA, including the Indebtedness evidenced by that certain promissory note in the original principal amount of $1,000,000, each of which are subordinated to the Obligations pursuant to the Subordination Agreements.

     Subordination Agreements - those certain subordination agreements, in form and substance satisfactory to Agent, to be executed and delivered to Agent by Guarantor, TDA and any other holder of Subordinated Debt.

     Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

     Surety Agreement - a Surety Agreement in form and substance satisfactory to Agent executed by Guarantor and delivered to Agent on or before the Closing Date.

     TDA - TDA Industries, Inc., a New York corporation.

     Term - as defined in Section 4.1 of the Agreement.

     Term Base Rate - a per annum rate equal to the sum of the Base Rate plus 50 basis points.

     Term Base Rate Loan - that portion of the Term Loan that bears interest at the Term Base Rate.

     Term LIBOR Rate - a per annum rate equal to the sum of the LIBOR Rate plus 250 basis points.

     Term LIBOR Rate Loan - that portion of the Term Loan (as designated by Borrowers) on which interest accrues at the Term LIBOR Rate.

     Term Loan - the Loan described in subsection 1.2 of the Agreement.

     Term Notes - collectively, the second amended, restated and consolidated promissory notes to be executed by Borrowers on or about the Closing Date in favor of each Lender, each in amount of such Lender's Pro Rata Share of the Term Loan, to evidence Borrowers' obligation to repay the Term Loan, which shall be in the form of Exhibit A-3 to the Agreement.

     Total Credit Facility - Sixty Million Dollars ($60,000,000).

     Treasury Rate - with respect to the Term Loan, the average coupon equivalent yield, in the secondary market, that Lender could obtain by purchasing United States Treasury Securities in an amount approximately equal to the Term Loan, maturing on the scheduled maturity date of the Term Loan.

     Type - with respect to any Loan, whether such Loan, or portion thereof, is a Base Rate Loan or a LIBOR Rate Loan.

     Unused Availability Fee - as defined in Section 2.5 of the Agreement.

     Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

     CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Terms used in the singular shall include the plural where the context may require and vice versa. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

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